Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT
among
PLATINUM UNDERWRITERS HOLDINGS, LTD.,
The SUBSIDIARY CREDIT PARTIES Party Hereto,
The LENDERS Party Hereto,
BAYERISCHE HYPO-UND VEREINSBANK AG,
CITIBANK, N.A.,
HSBC BANK USA, NATIONAL ASSOCIATION and
ING BANK N.V., LONDON BRANCH,
as Documentation Agents
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent
$400,000,000 Senior Credit Facilities
WACHOVIA CAPITAL MARKETS, LLC
Sole Lead Arranger and Sole Book Runner
Dated as of September 13, 2006

i

EXHIBITS

Exhibit A	Form of Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Conversion/Continuation
Exhibit C-1	Form of Syndicated Letter of Credit
Exhibit C-2	Form of Participated Letter of Credit
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Amended and Restated Security Agreement
Exhibit G-1	Form of Opinion of Dewey Ballantine LLP
Exhibit G-2	Form of Opinion of Conyers, Dill & Pearman
Exhibit G-3	Form of Opinion of Slaughter and May
Exhibit G-4	Form of Opinion of Funk & Bolton
Exhibit H	Form of Borrowing Base Report
SCHEDULES

Schedule 1.1(a)	Commitments and Notice Addresses
Schedule 1.1(b)	Borrowing Base
Schedule 3.3	Existing Letters of Credit
Schedule 5.4	Licenses
Schedule 5.6	Unresolved Tax Claims
Schedule 5.7	Subsidiaries
Schedule 8.2	Indebtedness
Schedule 8.3	Liens

v

AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 13, 2006, is made among PLATINUM UNDERWRITERS HOLDINGS, LTD., an exempted company incorporated in Bermuda (“Platinum Holdings”), the Subsidiary Credit Parties (as hereinafter defined), the Lenders (as hereinafter defined), BAYERISCHE HYPO-UND VEREINSBANK AG, CITIBANK, N.A., HSBC BANK USA, NATIONAL ASSOCIATION and ING BANK N.V., LONDON BRANCH, as Documentation Agents (in such capacity, the “Documentation Agents”) and WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as Administrative Agent (as hereinafter defined) for the Lenders.
RECITALS
     Platinum Holdings, the Subsidiary Credit Parties, certain other lenders and Wachovia, as administrative agent, are parties to a certain Credit Agreement dated as of October 21, 2005 (the “Existing Credit Agreement”).
     The parties hereto have agreed to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein, it being the intention of the Credit Parties (as hereinafter defined), the Lenders and the Administrative Agent that this Amended and Restated Credit Agreement and the Credit Documents executed in connection herewith shall not effect the novation of the obligations of the Credit Parties thereunder but be merely a restatement and, where applicable, an amendment of and substitution for the terms governing such obligations hereafter.
     The letters of credit outstanding immediately prior to the Restatement Effective Date pursuant to the Existing Credit Agreement shall be deemed to be issued and outstanding hereunder as Existing Letters of Credit for all purposes hereof and of the Credit Documents after giving effect to the Restatement Effective Date.
     The Lenders are willing to make available to the Credit Parties the credit facilities provided for herein subject to and on the terms and conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree that the Existing Credit Agreement is amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

     “Account Control Agreements” means, collectively, each control agreement among a Custodian, the Administrative Agent and (respectively) each of the Account Parties, each in form and substance reasonably satisfactory to the Administrative Agent, as amended.
     “Account Designation Letter” means a letter from any Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer of such Borrower and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which such Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.
     “Account Party” means any of Platinum Bermuda, Platinum US, and Platinum UK, as the context may require, and “Account Parties” means all of the foregoing.
     “Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which Platinum Holdings directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, division thereof or line of business, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.
     “Acquisition Amount” means, with respect to any Acquisition, the sum (without duplication) of (i) the amount of cash paid as purchase price by Platinum Holdings and its Subsidiaries in connection with such Acquisition, (ii) the value of all Capital Stock of Platinum Holdings issued or given as purchase price in connection with such Acquisition (as determined by the parties thereto under the definitive acquisition agreement), (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of all Indebtedness incurred, assumed or acquired by Platinum Holdings and its Subsidiaries in connection with such Acquisition, (iv) the maximum amount of any earnout obligations or similar deferred or contingent purchase price obligations of Platinum Holdings or any of its Subsidiaries payable in connection with such Acquisition, as determined in good faith by Platinum Holdings, (v) all amounts paid in respect of noncompetition agreements, consulting agreements and similar arrangements entered into in connection with such Acquisition, and (vi) the aggregate fair market value of all other real, mixed or personal property paid as purchase price by Platinum Holdings and its Subsidiaries in connection with such Acquisition.
     “Additional Lender” has the meaning given to such term in Section 2.19(a).
     “Adjusted Base Rate” means, at any time with respect to any Base Rate Loan, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Percentage for Base Rate Loans as in effect at such time.
     “Adjusted LIBOR Rate” means, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Percentage for LIBOR Loans as in effect at such time.
     “Administrative Agent” means Wachovia, in its capacity as Administrative Agent appointed under Section 10.1, and its successors and permitted assigns in such capacity.

     “Administrative Questionnaire” means, with respect to each Lender, the administrative questionnaire in the form submitted to such Lender by the Administrative Agent and returned to the Administrative Agent duly completed by such Lender.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, neither the Administrative Agent, any Fronting Bank nor any Lender shall be deemed an “Affiliate” of any Credit Party.
     “Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time.
     “Annual Statement” means, with respect to any Insurance Subsidiary for any fiscal year, the annual financial statements of such Insurance Subsidiary as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.
     “Applicable Currency” shall mean (i) in the case of Loans, Dollars and (ii) in the case of Letters of Credit, Dollars or the Foreign Currency in which the Stated Amount of such Letter of Credit is denominated.
     “Applicable Percentage” means, for any day, with respect to the (i) Tranche 1 Commitment Fee, (ii) applicable margin to be added to the LIBOR Rate for purposes of determining the Adjusted LIBOR Rate, (iii) Tranche 1 Letter of Credit Fee, (iv) applicable margin to be added to the Base Rate for purposes of determining the Adjusted Base Rate and (v) Tranche 1 Utilization Fee, the applicable rate per annum set forth below under the caption “Tranche 1 Commitment Fee”, “Applicable Margin for LIBOR Loans”, “Tranche 1 Letter of Credit Fee”, “Applicable Margin for Base Rate Loans” and “Tranche 1 Utilization Fee”, respectively, in each case based upon the non-credit-enhanced, senior unsecured long-term debt rating of Platinum Holdings (the “Debt Rating”) by Moody’s or Standard & Poor’s (in each case based upon the higher of the two ratings):

			Applicable Margin	Applicable
	Standard &	Tranche 1	for LIBOR Loans;	Margin for	Tranche 1
	Poor’s /	Commitment	Tranche 1 Letter of	Base Rate	Utilization
Level	Moody’s Rating	Fee	Credit Fee	Loans	Fee
I	BBB+/ Baa1 or above	0.08%	0.375%	0.0%	0.10%
II	BBB/ Baa2	0.10%	0.50%	0.0%	0.10%
III	BBB-/ Baa3 or below	0.125%	0.625%	0.0%	0.125%

     For purposes of the foregoing, (i) if at any time the difference between the Debt Rating by Moody’s and Standard & Poor’s is more than one rating grade, the rating one level below the higher rating will apply, (ii) if either Moody’s or Standard & Poor’s shall not have in effect a Debt Rating, then the Applicable Percentage shall be based upon the remaining rating, and (iii) each change in the Applicable Percentage shall be effective as of the date the applicable rating agency first publicly announces any change in its Debt Rating; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time an Event of Default shall have occurred and be continuing or neither Moody’s nor Standard & Poor’s has made available a Debt Rating, at all times from and including the date on which such Event of Default occurred or such Debt Rating is not available to the date on which such Event of Default shall have been cured or waived or either Moody’s or Standard & Poor’s shall make publicly available such Debt Rating, each Applicable Percentage shall be determined in accordance with Level III of the above matrix (notwithstanding the actual level).
     “Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Lender.
     “Arranger” means Wachovia Capital Markets, LLC.
     “Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
     “Authorized Officer” means, with respect to any action specified herein to be taken by or on behalf of any Credit Party, any officer of such Credit Party duly authorized by resolution of the board of directors or other governing body of such Credit Party to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary of such Credit Party.
     “Availability Period” means the period from and including the Restatement Effective Date to and including, in the case of Tranche 1 Letters of Credit, the Tranche 1 Termination Date, and in the case of Tranche 2 Letters of Credit, the Tranche 2 Termination Date.
     “Bankruptcy Code” means 11 U.S.C. §§101 et seq., as amended from time to time, and any successor statute.
     “Bankruptcy Event” means the occurrence of an Event of Default pursuant to Section 9.1(f) or Section 9.1(g).
     “Base Rate” means the higher of (i) the per annum interest rate publicly announced from time to time by Wachovia in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, and (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.

     “Base Rate Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted Base Rate.
     “Borrower” means any of Platinum Holdings, Platinum Finance, Platinum Bermuda, Platinum US, and Platinum UK, as the context may require, and “Borrowers” means all of the foregoing.
     “Borrowing” means the incurrence by a Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.10) on a single date of a group of Loans pursuant to Section 2.2 of a single Type and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
     “Borrowing Base” means with respect to each Account Party for any Business Day as of which it is being calculated, the aggregate amount equal to the fair market value (or, as to cash or Cash Equivalents, the amount thereof) of Eligible Collateral held in a Custodial Account of such Account Party multiplied by the Eligible Percentage for such Eligible Collateral as set forth on Schedule 1.1(b), in each case as of the close of business on the immediately preceding Business Day or, if such amount is not determinable as of the close of business on such immediately preceding Business Day, as of the close of business on the most recent Business Day on which such amount is determinable, which Business Day shall be not more than two (2) Business Days prior to the Business Day as of which any Borrowing Base is being calculated; provided that the calculation of each Borrowing Base shall be further subject to the terms and conditions set forth on Schedule 1.1(b); and provided further that (i) no Eligible Collateral (including, without limitation, cash) shall be included in the calculation of any Borrowing Base unless the Administrative Agent has a first priority perfected Lien on and security interest in such Eligible Collateral pursuant to the Security Documents and (ii) no Eligible Collateral which is subject to a securities lending arrangement shall be included in a Borrowing Base.
     “Borrowing Base Report” has the meaning specified in Section 6.11(c).
     “Borrowing Date” means, with respect to any Borrowing, the date upon which such Borrowing is made.
     “Business Day” means (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina, New York, New York or Bermuda are authorized or required by law to be closed, (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which trading in Dollar deposits is conducted by banks in the London interbank Eurodollar market, (iii) if such day relates to the issuance or payment under any Letter of Credit denominated in Pounds Sterling (or any notice with respect thereto), that is also a day on which commercial banks and the foreign exchange market settle payments in London, England, (iv) if such day relates to the issuance or payment under any Letter of Credit denominated in Euro (or any notice with respect thereto), that is also a TARGET Day and/or (v) if such day relates to the issuance or payment under any Letter of Credit denominated in Canadian Dollars, that is also a day on which banks are open for dealings in deposits in Canadian Dollars in Toronto, Canada.
     “Canadian Dollars” means the lawful currency of Canada.

     “Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is or is required to be, in accordance with GAAP, recorded as a capital lease on such Person’s balance sheet.
     “Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person.
     “Cash Collateral Account” has the meaning given to such term in Section 3.8.
     “Cash Equivalents” means (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 270 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s or at least P-1 or the equivalent thereof by Moody’s, (iii) time deposits and certificates of deposit maturing within 270 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof (y) that has combined capital and surplus of at least $500,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s or at least A2 or the equivalent thereof by Moody’s, (iv) repurchase obligations with a term not exceeding thirty (30) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the foregoing types.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Claims” has the meaning given to such term in the definition of “Environmental Claims”.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

     “Collateral” has the meaning given to such term in the Security Agreement.
     “Commitment” means, with respect to any Lender, such Lender’s Tranche 1 Commitment and/or Tranche 2 Commitment, as applicable.
     “Commitment Increase” has the meaning given to such term in Section 2.19(a).
     “Commitment Increase Date” has the meaning given to such term in Section 2.19(c).
     “Commitment Termination Date” means the Tranche 1 Termination Date and/or the Tranche 2 Termination Date, as the case may be.
     “Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit D, together with a Covenant Compliance Worksheet.
     “Consolidated Indebtedness” means, at any time, the aggregate (without duplication) of all Indebtedness (whether or not reflected on the balance sheet of Platinum Holdings or any of its Subsidiaries) of Platinum Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, and for the avoidance of doubt shall not include (i) the stated amount of any letters of credit issued for the account of any Account Party in the ordinary course of its business to the extent such letters of credit are undrawn and secured by Eligible Collateral, (ii) the obligations of Platinum Holdings or Subsidiaries under any Hybrid Equity Securities and (iii) intercompany Indebtedness.
     “Consolidated Net Income” means, for any period, net income (or loss) available to common shareholders for Platinum Holdings and its Subsidiaries for such period and as reflected on the consolidated financial statements of Platinum Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Net Worth” means, at any time, the consolidated shareholders’ equity of Platinum Holdings and its Subsidiaries determined in accordance with GAAP and as reflected on the consolidated financial statements of Platinum Holdings and its Subsidiaries (i) excluding accumulated other comprehensive income (loss) (including any such income (loss) arising from adjustments pursuant to Statement No. 115 of the Financial Accounting Standards Board of the United States of America), (ii) excluding any Disqualified Capital Stock, and (iii) including Hybrid Equity Securities.
     “Consolidated Tangible Net Worth” means, as of the date of any determination, Consolidated Net Worth of Platinum Holdings and its Subsidiaries on such date less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets, but not including deferred acquisition costs.
     “Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” have correlative meanings.

     “Covenant Compliance Worksheet” means a fully completed worksheet in the form of Attachment A to Exhibit D.
     “Credit Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Fee Letter, the Security Agreement, all of the other Security Documents, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of any Credit Party with respect to this Agreement, in each case as amended, modified, supplemented or restated from time to time.
     “Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal Dollar Amount of such Lender’s Tranche 1 Credit Exposure and Tranche 2 Letter of Credit Exposure.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) the Issuance of any Letter of Credit.
     “Credit Party” means an Account Party or a Borrower, and “Credit Parties” means all of the foregoing.
     “Currency” means the lawful currency of any country.
     “Custodial Account” means each custodial, brokerage or similar account of any Account Party maintained by a custodian, broker or other securities intermediary as a “securities account” within the meaning of Section 8-501(a) of the Uniform Commercial Code for such Account Party as the “entitlement holder” within the meaning of Section 8-102(7) of the Uniform Commercial Code pursuant to a Custodial Agreement, on which (and on the contents of which) a Lien has been granted as security for the Tranche 2 Obligations of such Account Party.
     “Custodial Agreement” means each custodial or similar agreement between the Account Parties (or any of them) and a Custodian, pursuant to which one or more Custodial Accounts are maintained, in each case as amended.
     “Custodian” means each bank or financial institution reasonably acceptable to the Administrative Agent that maintains a Custodial Account (in its capacity as custodian thereof), in each case including any sub-custodian.
     “Default” means any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.
     “Defaulting Lender” means any Lender that (i) has refused to fund, or otherwise defaulted in the funding of, its ratable share of (A) any Borrowing requested and permitted to be made hereunder, (B) any drawing made on any Syndicated Letter of Credit or (C) any participation interest in any Participated Letter of Credit in accordance with the terms hereof, (ii) has failed to pay to the Administrative Agent, any Fronting Bank or any Lender when due an amount owed by such Lender pursuant to the terms of this Credit Agreement, unless such amount is subject to a good faith dispute, or (iii) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official, and such refusal has not been withdrawn or such default has not been cured within three (3) Business Days.
     “Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Final Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.
     “Documentation Agents” has the meaning given to such term in the introductory paragraph of this Agreement.
     “Dollar Amount” shall mean (i) with respect to Dollars or an amount denominated in Dollars, such amount, and (ii) with respect to an amount of Foreign Currency or an amount denominated in a Foreign Currency, the equivalent of such amount in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined with respect to the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.
     “Dollars” or “$” means dollars of the United States of America.
     “Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural person) approved by (y) the Administrative Agent and the Fronting Banks and (z) unless a Default or Event of Default has occurred and is continuing, Platinum Holdings (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Platinum Holdings or any of its Affiliates or Subsidiaries.
     “Eligible Collateral” means cash, Cash Equivalents and the other obligations and investments specified on Schedule 1.1(b).
     “Eligible Percentage” means, for any category of Eligible Collateral, the percentage set forth opposite such category of Eligible Collateral specified on Schedule 1.1(b) and, in each case, subject to either the original term to maturity criteria or the weighted average life criteria set forth therein.
     “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, written notices of noncompliance or violation, investigations or proceedings (collectively, “Claims”) relating in any way to any actual or alleged violation of or liability under any Environmental Law by Platinum Holdings or any of its Subsidiaries in respect of the conduct of their business or the ownership and/or operation of their respective properties, including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any alleged injury or threat of injury to human health or the environment arising from exposure to, or the release or threatened release of, any Hazardous Substances.
     “Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
     “ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) deemed to be under “common control” with, or a member of the same “controlled group” as, Platinum Holdings or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
     “ERISA Event” means any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event, (ii) a complete or partial withdrawal by Platinum Holdings or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by Platinum Holdings or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by Platinum Holdings or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Platinum Holdings or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against Platinum Holdings or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon Platinum Holdings or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of Platinum Holdings or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by Platinum Holdings or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which Platinum Holdings or any of its ERISA Affiliates may be directly or indirectly liable or

(ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Platinum Holdings or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.
     “Euro” means the single currency of Participating Member States of the European Union.
     “Event of Default” has the meaning given to such term in Section 9.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Fronting Bank or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder, (i) any taxes imposed on or measured by its overall net income (however denominated), and any franchise taxes and other similar taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which it otherwise is a tax resident (as such term is defined in the applicable tax treaty or convention) or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction in which any Credit Party is located, (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by Platinum Holdings under Section 2.18(a)), any withholding tax or deduction of tax that under any law, regulation or double taxation agreement or treaty in force at the time such Foreign Lender become a party hereto (or designates a new Lending Office) is imposed on amounts payable to such Foreign Lender and (iv) in the case of any Lender, any withholding tax or deduction of tax that is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.16(e), except to the extent, in the case of clause (iii), that such Foreign Lender designates a new Lending Office or assigns its interest to a Foreign Lender assignee hereunder and was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding tax or deduction of tax pursuant to Section 2.16(a); in each case under clauses (i), (ii), (iii) and (iv) above, Excluded Taxes shall include any interest, additions to tax or penalties applicable thereto.
     “Existing Credit Agreement” has the meaning given to such term in the Recitals to this Agreement.
     “Existing Lenders” means the lenders under the Existing Credit Agreement.
     “Existing Letters of Credit” means those letters of credit set forth on Schedule 3.3 and continued under this Agreement pursuant to Section 3.3.
     “Existing Syndicated Letters of Credit” has the meaning given to such term in Section 3.3(b).

     “Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
     “Fee Letter” means the engagement letter from the Arranger to Platinum Holdings, dated August 8, 2006, relating to certain fees payable by Platinum Holdings in respect of the transactions contemplated by this Agreement, as amended, modified, restated or supplemented from time to time.
     “Final Expiry Date” means the date when the Tranche 1 Maturity Date and Tranche 2 Maturity Date have occurred, all Letters of Credit have expired or terminated and all Obligations owing hereunder and in the other Credit Documents have been paid in full.
     “Final Maturity Date” means (i) in the case of Tranche 1 Letters of Credit, the first anniversary of the Tranche 1 Termination Date and (ii) in the case of Tranche 2 Letters of Credit, the first anniversary of the Tranche 2 Termination Date.
     “Financial Officer” means, with respect to Platinum Holdings, the chief financial officer, vice president – finance, principal accounting officer or treasurer of Platinum Holdings.
     “Financial Strength Rating” means the financial strength rating issued with respect to any Insurance Subsidiary by A.M. Best Company (or its successor).
     “Foreign Currency” means, at any time, (i) Pounds Sterling, (ii) Euros or (iii) Canadian Dollars.
     “Foreign Currency Equivalent” shall mean, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction outside the United States.
     “Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Platinum Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Platinum Holdings or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
     “Fronting Bank” means (i) Wachovia in its capacity as issuer of Participated Letters of Credit denominated in all Applicable Currencies other than Canadian Dollars and in its capacity as a fronting bank on behalf of each Non-NAIC Lender pursuant to Section 3.1(i) and (ii) Citibank, N.A. in its capacity as issuer of Participated Letters of Credit to the extent that any legal or regulatory restriction or preexisting internal policy applicable to Wachovia prohibits it from acting in such capacity, and each of their respective successors in such capacity.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).
     “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantors” means Platinum Holdings and Platinum Finance.
     “Guaranty” means the undertakings by Platinum Holdings and Platinum Finance under Article XII.
     “Guaranty Obligation” means, with respect to any Person, at the time of determination, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to Platinum Holdings and its Subsidiaries, the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business or trust arrangements, withheld balances or any other collateral or security arrangements (other than letters of credit) entered into in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.
     “Hazardous Substance” means any substance or material meeting any one or more of the following criteria: (i) it is designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous to human health or the environment and is or becomes regulated under any Environmental Law, or (iii) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.
     “Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates, including any swap agreement.
     “Historical Statutory Statements” has the meaning given to such term in Section 5.11(b).
     “Hybrid Equity Securities” shall mean any hybrid preferred securities consisting of trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities that are shown on the consolidated financial statements of Platinum Holdings as liabilities and (i) treated as equity by Standard & Poor’s and (ii) the total book value of which shall not at any time exceed 15% of the sum of Consolidated Indebtedness and Consolidated Net Worth.
     “Increasing Lender” has the meaning given to such term in Section 2.19(a).
     “Indebtedness” means, with respect to any Person, at the time of determination (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) the maximum stated or face amount of all surety bonds, letters of credit and bankers’ acceptances issued or created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (iv) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business and not past due based on customary practices in the trade), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all Capital Lease Obligations of such Person, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, (viii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (ix) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (x) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, and (xi) all indebtedness of the types referred to in clauses (i) through (x) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the value of the property or assets subject to such Lien; provided that Indebtedness shall not include obligations with respect to Primary Policies and Reinsurance Agreements which are entered into in the ordinary course of business.
     “Indemnified Taxes” means Taxes (including, for the avoidance of doubt, Other Taxes) other than Excluded Taxes.
     “Indemnitee” has the meaning given to such term in Section 11.1(b).
     “Initial Loans” has the meaning given to such term in Section 2.19(d).
     “Insurance Regulatory Authority” means, with respect to any Insurance Subsidiary, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.
     “Insurance Subsidiary” means Platinum Bermuda, Platinum UK, Platinum US and any other Subsidiary of Platinum Holdings the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable Requirements of Law of its jurisdiction of domicile.
     “Interest Period” means, as to each LIBOR Loan, the period commencing on the date of the Borrowing of such LIBOR Loan (or the date of any continuation of, or conversion into, such LIBOR Loan), and ending one, two, three or six months (or, if acceptable to all of the Tranche 1 Lenders, nine or twelve months) thereafter, as selected by the applicable Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided, that:
     (i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;
     (ii) each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

     (iii) LIBOR Loans may not be outstanding under more than five (5) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);
     (iv) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;
     (v) no Interest Period shall extend beyond the Tranche 1 Maturity Date;
     (vi) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and
     (vii) no Borrower may select any Interest Period (and consequently, no LIBOR Loans shall be made or continued) if a Default or Event of Default shall have occurred and be continuing at the time of such Notice of Borrowing or Notice of Conversion/Continuation with respect to any Borrowing.
     “Invested Assets” means cash, Cash Equivalents, short term investments, investments held for sale and any other assets which are treated as investments under GAAP.
     “Investment” means, as to any Person, any direct or indirect Acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Capital Stock or other securities of another Person or (ii) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other Acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, net of any returns of principal.
     “Investment Policy” means the investment policy of Platinum Holdings as in effect on the Restatement Effective Date for the management of its investment portfolio with such revisions thereto as are approved by the Board of Directors of Platinum Holdings from time to time.
     “Issue” means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry of, or to renew or increase the Stated Amount of, such Letter of Credit; and the terms “Issued”, “Issuing” and “Issuance” have corresponding meanings.
     “Issuing Bank” means, (i) with respect to any Participated Letter of Credit, the applicable Fronting Bank, (ii) with respect to a Syndicated Letter of Credit, the Lenders (other than a Non-NAIC Lender) who have issued such Syndicated Letter of Credit (and the Fronting Bank on behalf of any Non-NAIC Lender) and (iii) any Eligible Assignee to which a portion of the Commitment hereunder has been assigned pursuant to Section 11.6(b) so long as such Eligible

Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Lending Office (which information shall be recorded by the Administrative Agent in the Register) for so long as such Eligible Assignee is not a Non-NAIC Lender.
     “L/C Advance” has the meaning given to such term in Section 3.2(f).
     “L/C Disbursement” means (i) with respect to any Participated Letter of Credit, a payment made by the applicable Fronting Bank pursuant thereto and (ii) with respect to any Syndicated Letter of Credit, a payment made by a Lender pursuant thereto.
     “L/C Disbursement Date” means, with respect to each L/C Disbursement made under any Letter of Credit, if the applicable Account Party receives notice from the Administrative Agent of any L/C Disbursement prior to 4:00 p.m., Charlotte time, on any Business Day, such Business Day and if such notice is received after 4:00 p.m., Charlotte time, on any Business Day, the following Business Day.
     “Lender” means each Person signatory hereto as a “Lender” and each other Person that becomes a “Lender” hereunder pursuant to Section 2.18, Section 2.19, or Section 11.6(b).
     “Lending Office” means, with respect to any Lender, the office of such Lender designated as such in such Lender’s Administrative Questionnaire or in connection with an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Lender to Platinum Holdings and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.
     “Letter of Credit” means any standby letter of credit Issued hereunder as a Tranche 1 Letter of Credit or a Tranche 2 Letter of Credit, whether Issued as a Syndicated Letter of Credit or Participated Letter of Credit, and “Letters of Credit” means all of the foregoing.
     “Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, such Letter of Credit and any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.
     “Letter of Credit Exposure” means, collectively, the Tranche 1 Letter of Credit Exposure and the Tranche 2 Letter of Credit Exposure applicable to any Lender or any Fronting Bank.
     “Letter of Credit Fee” means the Tranche 1 Letter of Credit Fee or Tranche 2 Letter of Credit Fee, as the context may require.
     “Letter of Credit Notice” means a Syndicated Letter of Credit Notice or a Participated Letter of Credit Notice, as the context may require.

     “LIBOR Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted LIBOR Rate.
     “LIBOR Rate” means, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i) (y) the rate of interest (rounded upward, if necessary, to the nearest 1/16 of one percentage point) appearing on Telerate Page 3750 (or any successor page) or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates (rounded upward, if necessary, to the nearest 1/16 of one percentage point) at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market, in each case under (y) and (z) above at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of Wachovia’s LIBOR Loan comprising part of such Borrowing, by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.
     “Licenses” has the meaning given to such term in Section 5.4(c).
     “Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.
     “Loans” has the meaning given to such term in Section 2.1.
     “Losses” has the meaning given to such term in Section 11.1(b).
     “Margin Stock” has the meaning given to such term in Regulation U.
     “Material Adverse Effect” means a material adverse effect upon (i) the business, assets, properties, operations or condition (financial or otherwise) of Platinum Holdings and its Subsidiaries, taken as a whole, (ii) the ability of the Credit Parties taken as a whole to perform their payment or other material obligations under this Agreement or any of the other Credit Documents or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.
     “Material Insurance Subsidiary” means each Insurance Subsidiary that is a Material Subsidiary.
     “Material Subsidiary” means each of (i) each Subsidiary Credit Party, (ii) at the relevant time of determination, any other Subsidiary having (after the elimination of intercompany accounts) (y) in the case of a non-Insurance Subsidiary, (A) assets constituting at least 10% of the total assets of Platinum Holdings and its Subsidiaries on a consolidated basis, (B) revenues for the four quarters most recently ended constituting at least 10% of the total revenues of Platinum Holdings and its Subsidiaries on a consolidated basis, or (C) Net Income for the four quarters most recently ended constituting at least 10% of the Consolidated Net Income of

Platinum Holdings and its Subsidiaries, in each case determined in accordance with GAAP as of the date of the GAAP financial statements most recently delivered under Section 6.1 prior to such time (or, with regard to determinations at any time prior to the initial delivery of financial statements under Section 6.1, as of the date of the most recent financial statements referred to in Section 5.11(a)), or (z) in the case of an Insurance Subsidiary, (A) assets constituting at least 10% of the aggregate assets of all of the Insurance Subsidiaries of Platinum Holdings, or (B) gross written premiums for the four quarters most recently ended (or, if not readily available, the fiscal year most recently ended) constituting at least 10% of the aggregate gross written premiums (without duplication) of all of the Insurance Subsidiaries of Platinum Holdings, in each case determined in accordance with SAP as of the date of the statutory financial statements most recently delivered under Section 6.2 prior to such time (or, with regard to determinations at any time prior to the initial delivery of financial statements under Section 6.2, as of the date of the most recent financial statements referred to in Section 5.11(b)) and (iii) any Subsidiary that has any of the foregoing as a Subsidiary.
     “Moody’s” means Moody’s Investors Service, Inc., and its successors and assigns.
     “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which Platinum Holdings or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.
     “NAIC” means the National Association of Insurance Commissioners and any successor thereto.
     “Net Income” means, with respect to any Person for any period, the net income (or loss) available to common shareholders, after extraordinary items, taxes and all other items of expense and income of such Person for such period, determined in accordance with GAAP.
     “Non-NAIC Lender” means a Lender that is not listed on the most current list of banks approved by the Securities Valuation Officer of the NAIC and is not acting through the branch so listed.
     “Notes” means, with respect to any Tranche 1 Lender requesting the same, the promissory note of each Borrower in favor of such Tranche 1 Lender evidencing the Loans made by such Tranche 1 Lender to such Borrower pursuant to Section 2.1, in substantially the form of Exhibit A, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.
     “Notice of Borrowing” has the meaning given to such term in Section 2.2(b).
     “Notice of Conversion/Continuation” has the meaning given to such term in Section 2.10(b).
     “Obligations” means all principal of and interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to any Credit Party seeking relief under any applicable federal, state or foreign laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding) on the Loans and Reimbursement Obligations and all fees, expenses, indemnities and other obligations owing, due or payable at any time by any Credit Party to the Administrative Agent, any Lender, any Fronting Bank or any other Person entitled thereto, under this Agreement or any of the other Credit Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.
     “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
     “Other Taxes” means all present or future stamp or documentary taxes or duties or any excise or property taxes, charges or similar levies or duties arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.
     “Participant” has the meaning given to such term in Section 11.6(d).
     “Participated Letter of Credit Notice” has the meaning given to such term in Section 3.2(b).
     “Participated Letters of Credit” means (a) Letters of Credit issued by any Fronting Bank under Section 3.2(a) and (b) any Existing Letter of Credit designated as a Participated Letter of Credit on Schedule 3.3.
     “Participated Reimbursement Obligation” has the meaning given to such term in Section 3.2(e).
     “Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to the Economic and Monetary Union.
     “PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
     “Payment Office” means the office of the Administrative Agent designated on Schedule 1.1(a) under the heading “Instructions for wire transfers to the Administrative Agent,” or such other office as the Administrative Agent may designate to the Lenders and the Credit Parties for such purpose from time to time.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.
     “Percentage Obligations” has the meaning given to such term in the form of Syndicated Letter of Credit attached hereto.

     “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.6; (ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP; (iii) pledges or deposits to secure obligations under workers’ compensation, unemployment, old-age pensions, retirement benefits laws or similar legislation or to secure public or statutory obligations; (iv) zoning restrictions, easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes, (v) Liens arising by virtue of trust arrangements, withheld balances, or any other collateral or security arrangements (other than letters of credit) incurred in connection with reinsurance obligations in the ordinary course of business or capital support agreements or any other agreements by Platinum Holdings or Platinum Finance in support of the capital of any Insurance Subsidiary, or guarantees or any other agreements by Platinum Holdings or Platinum Finance guaranteeing the obligations of any Insurance Subsidiary under reinsurance agreements entered into in the ordinary course of business; (vi) lease deposits; and (vii) Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or other similar rights or remedies existing solely with respect to cash and Cash Equivalents on deposit pursuant to standard banking arrangements.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which Platinum Holdings or any ERISA Affiliate may have any liability.
     “Platinum Bermuda” means Platinum Underwriters Bermuda, Ltd., an exempted company incorporated in Bermuda.
     “Platinum Finance” means Platinum Underwriters Finance, Inc., a company incorporated in the state of Delaware.
     “Platinum Holdings” has the meaning given to such term in the introductory paragraph of this Agreement.
     “Platinum UK” means Platinum Re (UK) Limited, a company incorporated in England and Wales.
     “Platinum US” means Platinum Underwriters Reinsurance, Inc., a company incorporated in the State of Maryland.
     “Primary Policies” means any insurance policies issued by an Insurance Subsidiary.

     “Pounds Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
     “Private Act” means separate legislation enacted in Bermuda with the intention that such legislation apply specifically to any Credit Party, in whole or in part.
     “Prohibited Transaction” means any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of Section 4975 (c)(2) or 4975(d) of the Code.
     “Ratable Share” means, with respect to any Lender, such Lender’s Tranche 1 Ratable Share and/or the Tranche 2 Ratable Share, as the context may require.
     “Register” has the meaning given to such term in Section 11.6(c).
     “Regulations D, T, U and X” means Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.
     “Reimbursement Obligations” means the obligation of the applicable Account Party to reimburse the applicable Issuing Banks for any payment made by such Issuing Banks under any Letter of Credit, together with interest thereon payable as provided herein.
     “Reinsurance Agreement” means any agreement, contract, treaty, policy, certificate or other arrangement whereby any Insurance Subsidiary agrees to assume from or reinsure an insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means, with respect to any Plan, (i) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including, without limitation, any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.
     “Required Lenders” means, at any time, the Lenders whose Commitments (or, after the termination of the Commitments, Tranche 1 Credit Exposure and/or Tranche 2 Letter of Credit Exposure) represent at least a majority of the aggregate, at such time, of the Total Commitments (or, after the termination of the Total Commitments, the sum of (i) the aggregate Tranche 1 Credit Exposure and (ii) the aggregate Tranche 2 Letter of Credit Exposure); provided that the Commitment of, and the portion of the outstanding Tranche 1 Credit Exposure and Tranche 2

Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Required Tranche 1 Lenders” means, at any time, the Tranche 1 Lenders whose Tranche 1 Commitments (or, after the Tranche 1 Termination Date, Tranche 1 Credit Exposure) represent at least a majority of the aggregate, at such time, of the Tranche 1 Commitments (or, after the Tranche 1 Termination Date, the aggregate Tranche 1 Credit Exposure); provided that the Tranche 1 Commitment of, and the Tranche 1 Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche 1 Lenders.
     “Required Tranche 2 Lenders” means, at any time, the Tranche 2 Lenders whose Tranche 2 Commitments (or, after the Tranche 2 Termination Date, Tranche 2 Letter of Credit Exposure) represent at least a majority of the aggregate, at such time, of the Tranche 2 Commitments (or, after the Tranche 2 Termination Date, the aggregate Tranche 2 Letter of Credit Exposure); provided that the Tranche 2 Commitment of, and the Tranche 2 Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche 2 Lenders.
     “Requirement of Law” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.
     “Reserve Requirement” means, with respect to any Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to Wachovia under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.
     “Responsible Officer” means, with respect to any Credit Party, the president, the chief executive officer, the chief financial officer, vice president-finance, principal accounting officer or treasurer of such Credit Party, and any other officer or similar official thereof responsible for the administration of the obligations of such Credit Party in respect of this Agreement or any other Credit Document.
     “Restatement Effective Date” has the meaning given to such term in Section 4.1.
     “Revaluation Date” shall mean each of the following: (i) each date on which a Foreign Currency Letter of Credit is Issued, (ii) each date on which an L/C Disbursement is made in a Foreign Currency, (iii) the last Business Day of each calendar month, (iv) the Tranche 1

Termination Date, (v) the Tranche 2 Termination Date and (vi) such additional dates as the Administrative Agent shall specify or any Fronting Bank shall request.
     “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions, or as otherwise published from time to time.
     “Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
     “SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of its jurisdiction of domicile, consistently applied and maintained, as in effect from time to time, subject to the provisions of Section 1.2.
     “Security Agreement” means each Amended and Restated Security Agreement made by an Account Party in favor of the Administrative Agent, in substantially the form of Exhibit F, as amended, modified, restated or supplemented from time to time.
     “Security Documents” means (i) each Security Agreement, (ii) each Account Control Agreement, (iii) each other security agreement executed and delivered pursuant to Section 6.12 and (iv) each other document, agreement, certificate and/or financing statement, executed, delivered, made or filed pursuant to the terms of the documents specified in foregoing clauses (i), (ii) and (iii).
     “Spot Rate” shall mean, with respect to any Foreign Currency, the rate quoted by Wachovia as the spot rate for the purchase by Wachovia of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. London time on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.
     “Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and its successors and assigns.
     “Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate Dollar Amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).
     “Subsequent Borrowing” has the meaning given to such term in Section 2.19(d).
     “Subsidiary” means, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other

Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of Platinum Holdings.
     “Subsidiary Credit Party” means any of Platinum Finance, Platinum Bermuda, Platinum US or Platinum UK, as the context may require, and “Subsidiary Credit Parties” means all of the foregoing.
     “Syndicated Letter of Credit Notice” has the meaning given to such term in Section 3.1(b).
     “Syndicated Letters of Credit” means (a) Tranche 1 Letters of Credit and/or Tranche 2 Letters of Credit, as the case may be, issued under Section 3.1(a) and (b) any Existing Letter of Credit designated as a Syndicated Letter of Credit on Schedule 3.3.
     “Syndicated Reimbursement Obligation” has the meaning given to such term in Section 3.1(f).
     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor settlement system as determined by the Administrative Agent) is open for the settlement of payments in Euro.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Total Capitalization” means, as of any date of determination, the sum of (i) Consolidated Net Worth as of such date and (ii) Consolidated Indebtedness as of such date.
     “Total Commitments” means the sum of the Tranche 1 Commitments and Tranche 2 Commitments of all Lenders.
     “Total Voting Power” means, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).
     “Tranche 1 Commitment” means, with respect to any Tranche 1 Lender at any time, the commitment of such Tranche 1 Lender to make Loans, to issue and/or participate in Tranche 1 Letters of Credit in an aggregate principal Dollar Amount at any time outstanding up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Tranche 1 Commitment”, or, if such Tranche 1 Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Tranche 1 Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 11.6(c) as such Tranche 1 Lender’s

“Tranche 1 Commitment,” as such amount may be reduced, increased or terminated at or prior to such time pursuant to the terms hereof.
     “Tranche 1 Commitment Fee” has the meaning given to such term in Section 2.9(c).
     “Tranche 1 Credit Exposure” means, with respect to any Tranche 1 Lender at any time, the Dollar Amount of the sum of (i) the aggregate principal amount of all Loans made by such Tranche 1 Lender that are outstanding at such time and (ii) such Tranche 1 Lender’s Tranche 1 Letter of Credit Exposure at such time.
     “Tranche 1 Credit Extension” means each of the following: (i) a Borrowing of Loans and (ii) the Issuance of any Tranche 1 Letter of Credit.
     “Tranche 1 Lender” means any Lender having a Tranche 1 Commitment (or, after the Tranche 1 Commitments have terminated, any Lender holding outstanding Loans or Tranche 1 Letter of Credit Exposure).
     “Tranche 1 Letters of Credit” means each of the following: (i) any Syndicated Letter of Credit Issued by the Tranche 1 Lenders, (ii) any Participated Letter of Credit Issued by any Fronting Bank in which the Tranche 1 Lenders have a participation interest and (iii) the Existing Letters of Credit designated as “Tranche 1 Letters of Credit” on Schedule 3.3.
     “Tranche 1 Letter of Credit Exposure” means, at any time for each Tranche 1 Lender, such Tranche 1 Lender’s Tranche 1 Ratable Share of the Dollar Amount of the sum of (i) the aggregate Stated Amount of all outstanding Tranche 1 Letters of Credit and (ii) the aggregate amount of all outstanding Tranche 1 Reimbursement Obligations at such time.
     “Tranche 1 Maturity Date” means the fifth anniversary of the Restatement Effective Date.
     “Tranche 1 Obligations” means all Obligations owing to any Tranche 1 Lender or any Fronting Bank in respect of Loans and Tranche 1 Letters of Credit.
     “Tranche 1 Ratable Share” of any amount means, at any time for each Tranche 1 Lender, a percentage obtained by dividing such Tranche 1 Lender’s Tranche 1 Commitment at such time by the aggregate Tranche 1 Commitment then in effect, provided that, if the Tranche 1 Termination Date has occurred, the Tranche 1 Ratable Share of each Tranche 1 Lender shall be determined by dividing such Tranche 1 Lender’s Tranche 1 Commitment as in effect immediately prior thereto by the aggregate Tranche 1 Commitment in effect immediately prior to the Tranche 1 Termination Date (but also giving effect to any subsequent assignments).
     “Tranche 1 Reimbursement Obligations” means, collectively, Syndicated Reimbursement Obligations and Participated Reimbursement Obligations relating to Tranche 1 Letters of Credit.
     “Tranche 1 Termination Date” means the Tranche 1 Maturity Date or such earlier date of termination of the Tranche 1 Commitments pursuant to Section 2.5 or Section 9.2.
     “Tranche 1 Utilization Fee” has the meaning given to such term in Section 2.9(d).

     “Tranche 2 Commitment” means, with respect to any Tranche 2 Lender at any time, the commitment of such Tranche 2 Lender to Issue and/or participate in Tranche 2 Letters of Credit in an aggregate principal Dollar Amount at any time outstanding up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Tranche 2 Commitment”, or, if such Tranche 2 Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Tranche 2 Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 11.6(c) as such Tranche 2 Lender’s “Tranche 2 Commitment,” as such amount may be reduced, increased or terminated at or prior to such time pursuant to the terms hereof.
     “Tranche 2 Commitment Fee” has the meaning given to such term in Section 2.9(f).
     “Tranche 2 Lender” means any Lender having a Tranche 2 Commitment (or, after the Tranche 2 Commitments have terminated, any Lender holding outstanding Tranche 2 Letter of Credit Exposure).
     “Tranche 2 Letters of Credit” means each of the following: (i) any Syndicated Letter of Credit Issued by the Tranche 2 Lenders, (ii) any Participated Letter of Credit Issued by any Fronting Bank in which the Tranche 2 Lenders have a participation interest and (iii) the Existing Letters of Credit designated as “Tranche 2 Letters of Credit” on Schedule 3.3.
     “Tranche 2 Letter of Credit Exposure” means, at any time for each Tranche 2 Lender, such Tranche 2 Lender’s Tranche 2 Ratable Share of the Dollar Amount of the sum of (i) the aggregate Stated Amount of all outstanding Tranche 2 Letters of Credit and (ii) the aggregate amount of all outstanding Tranche 2 Reimbursement Obligations.
     “Tranche 2 Letter of Credit Fee” has the meaning given to such term in Section 2.9(g).
     “Tranche 2 Maturity Date” means the fifth anniversary of the Restatement Effective Date.
     “Tranche 2 Obligations” means all Obligations owing to any Tranche 2 Lender or any Fronting Bank in respect of Tranche 2 Letters of Credit.
     “Tranche 2 Ratable Share” of any amount means, at any time for each Tranche 2 Lender, a percentage obtained by dividing such Tranche 2 Lender’s Tranche 2 Commitment at such time by the aggregate Tranche 2 Commitment then in effect, provided that, if the Tranche 2 Termination Date has occurred, the Tranche 2 Ratable Share of each Tranche 2 Lender shall be determined by dividing such Tranche 2 Lender’s Tranche 2 Commitment as in effect immediately prior thereto by the aggregate Tranche 2 Commitment in effect immediately prior to the Tranche 2 Termination Date (but also giving effect to any subsequent assignments).
     “Tranche 2 Reimbursement Obligations” means, collectively, Syndicated Reimbursement Obligations and Participated Reimbursement Obligations relating to Tranche 2 Letters of Credit.
     “Tranche 2 Termination Date” means the Tranche 2 Maturity Date or such earlier date of termination of the Tranche 2 Commitments pursuant to Section 2.5 or Section 9.2.

     “Type” has the meaning given to such term in Section 2.2(a).
     “Unfunded Pension Liability” means, with respect to any Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code for the applicable plan year.
     “Unutilized Tranche 1 Commitment” means, at any time for each Tranche 1 Lender, such Lender’s Tranche 1 Commitment less the sum of (i) the outstanding principal amount of Loans made by such Tranche 1 Lender and (ii) such Tranche 1 Lender’s Tranche 1 Letter of Credit Exposure.
     “Unutilized Tranche 2 Commitment” means, at any time for each Tranche 2 Lender, such Lender’s Tranche 2 Commitment less such Tranche 2 Lender’s Tranche 2 Letter of Credit Exposure.
     “Wachovia” means Wachovia Bank, National Association, and its successors and assigns.
     “Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.
     Section 1.2 Accounting Terms; GAAP and SAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the context requires, each as in effect from time to time; provided that, if Platinum Holdings notifies the Administrative Agent that the Credit Parties request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP, as the case may be, or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Credit Parties that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP, as the case may be, or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP, as the case may be, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
     Section 1.3 Other Terms; Construction.
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) All references herein to the Lenders, the Tranche 1 Lenders or the Tranche 2 Lenders or any of them shall be deemed to include the Fronting Banks unless specifically provided otherwise or unless the context otherwise requires and all references in Article III to the Lenders shall mean the Tranche 1 Lenders and/or the Tranche 2 Lenders, as the case may be, (and in each case shall also include the Fronting Banks if the context includes Participated Letters of Credit or a Non-NAIC Lender) unless specifically provided otherwise or unless the context otherwise requires.
     Section 1.4 Exchange Rates; Currency Equivalents.
     (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Amounts of Letters of Credit denominated in a Foreign Currency and other amounts outstanding under this Agreement denominated in a Foreign Currency. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except as otherwise provided herein, the applicable amount of any Currency for purposes of this Agreement and the other Credit Documents shall be such Dollar Amount as so determined by the Administrative Agent.
     (b) Wherever in this Agreement, in connection with any Letter of Credit denominated in a Foreign Currency, an amount, such as a required minimum Stated Amount, is expressed in Dollars, such amount shall be the relevant Foreign Currency Equivalent of such Dollar Amount (rounded as nearly as practicable to the nearest number of whole units of such Foreign Currency), as determined by the Administrative Agent.
     (c) Determinations by the Administrative Agent pursuant to this Section shall be conclusive absent manifest error.
     Section 1.5 Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.
     (a) Each obligation of Platinum US, Platinum UK or Platinum Bermuda under this Agreement or any other Credit Document to which it is a party to make a payment denominated in Pounds Sterling shall be redenominated into Euros at the time Great Britain adopts the Euro as its lawful currency after the date hereof. If the basis of accrual of interest expressed in this Agreement in respect of Pounds Sterling shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which Great Britain adopts the Euro as its lawful currency.
     (b) This Agreement will, to the extent the Administrative Agent (acting reasonably after consultation with Platinum US, Platinum UK or Platinum Bermuda) determines to be necessary, be amended to comply with any other generally accepted conventions and market practices in the London interbank market and otherwise to reflect the adoption of the Euro by Great Britain.
     (c) References herein to minimum Dollar Amounts and integral multiples stated in Dollars, where they shall also be applicable to Foreign Currency, shall be deemed to refer to approximate Foreign Currency Equivalents. Wherever in this Agreement an amount, such as a minimum or maximum limitation on Indebtedness permitted to be incurred or Investments permitted to be made hereunder, is expressed in Dollars, it shall be deemed to refer to the Dollar Amount thereof.
ARTICLE II
AMOUNT AND TERMS OF THE CREDIT
     Section 2.1 Commitments.
     (a) Upon and subject to the terms and conditions hereof, (i) each Tranche 1 Lender (other than a Non-NAIC Lender) hereby agrees from time to time on any Business Day during the Availability Period to Issue Tranche 1 Letters of Credit as Syndicated Letters of Credit for the account of any Account Party, subject to the terms and conditions of Article III, (ii) each Fronting Bank hereby agrees from time to time on any Business Day during the Availability Period to Issue Tranche 1 Letters of Credit as Participated Letters of Credit for the account of any Account Party and each Tranche 1 Lender hereby agrees to purchase participations in the obligations of each Fronting Bank under Tranche 1 Letters of Credit issued as Participated Letters of Credit, subject to the terms and conditions of Article III, (iii) Wachovia, in its capacity as a Fronting Bank, hereby agrees from time to time on any Business Day during the Availability Period to Issue a Non-NAIC Lender’s Ratable Share of any Tranche 1 Letter of Credit issued as a Syndicated Letter of Credit (and each such Non-NAIC Lender hereby agrees to purchase participations in the obligations of Wachovia in such capacity in the amount of its Ratable Share of such Tranche 1 Letter of Credit), and (iv) each Tranche 1 Lender hereby agrees to make loans (each, a “Loan,” and collectively, the “Loans”) to one or more of the Borrowers from time to time on any Business Day during the period from and including the Restatement Effective Date to but not including the Tranche 1 Termination Date; provided that no Tranche 1 Lender shall be obligated to make or participate in any Tranche 1 Credit Extension if, immediately after giving effect thereto, (x) the Tranche 1 Credit Exposure of any Tranche 1 Lender would exceed its Tranche 1 Commitment at such time, (y) the aggregate Tranche 1 Credit Exposure would exceed the aggregate Tranche 1 Commitment at such time or (z) with respect to the Issuance of Tranche 1 Letters of Credit, the applicable conditions in Section 3.4 are not met. Within the foregoing limits, and subject to and on the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Loans, and the Account Parties may obtain Tranche 1 Letters of Credit on a revolving basis to replace Tranche 1 Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (b) Upon and subject to the terms and conditions hereof, (i) each Tranche 2 Lender (other than a Non-NAIC Lender) hereby agrees from time to time on any Business Day during the Availability Period to Issue Tranche 2 Letters of Credit as Syndicated Letters of Credit for the account of any Account Party, subject to the terms and conditions of Article III, (ii) Wachovia, in its capacity as a Fronting Bank, hereby agrees from time to time on any Business Day during the Availability Period to Issue a Non-NAIC Lender’s Ratable Share of any Tranche 2 Letter of Credit issued as a Syndicated Letter of Credit (and each such Non-NAIC Lender hereby agrees to purchase participations in the obligations of Wachovia in such capacity in the amount of its Ratable Share of such Tranche 2 Letter of Credit), and (iii) each Fronting Bank hereby agrees from time to time on any Business Day during the Availability Period to Issue Tranche 2 Letters of Credit as Participated Letters of Credit for the account of any Account Party and each Tranche 2 Lender hereby agrees to purchase participations in the obligations of each Fronting Bank under Tranche 2 Letters of Credit issued as Participated Letters of Credit, subject to the terms and conditions of Article III; provided that no Tranche 2 Lender shall be obligated to Issue or participate in any Tranche 2 Letter of Credit if, immediately after giving effect thereto, (w) the Tranche 2 Letter of Credit Exposure of any Tranche 2 Lender would exceed its Tranche 2 Commitment at such time, (x) the aggregate Tranche 2 Letter of Credit Exposure would exceed the aggregate Tranche 2 Commitment at such time, (y) the sum of the aggregate Tranche 2 Letter of Credit Exposure attributable to such Account Party on whose account the Tranche 2 Letter of Credit is being issued exceeds the Borrowing Base of such Account Party at such time or (z) the applicable conditions in Section 3.4 are not met. Within the foregoing limits, and subject to and on the terms and conditions hereof, the Account Parties may obtain Tranche 2 Letters of Credit on a revolving basis to replace Tranche 2 Letters of Credit that have expired or that have been drawn upon and reimbursed.
     Section 2.2 Borrowings.
     (a) The Loans shall, at the option of the applicable Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each, a “Type” of Loan), provided that all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type.
     (b) In order to make a Borrowing (other than Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.10), the applicable Borrower will give the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each Borrowing of LIBOR Loans and not later than 10:00 a.m., Charlotte time, on the same Business Day prior to each Borrowing of Base Rate Loans. Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, shall be given in the form of Exhibit B-1 and shall specify (1) the aggregate principal amount and initial Type of the Loans to be made pursuant to such Borrowing, (2) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (3) the requested Borrowing Date, which shall be a Business Day. Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each Tranche 1 Lender of the proposed Borrowing. Notwithstanding anything to the contrary contained herein:
     (i) each Borrowing of Base Rate Loans shall be in a principal amount not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, and each Borrowing of LIBOR Loans shall be in a principal amount not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof (or, in each case if less than the minimum amount, in the amount of the aggregate Unutilized Tranche 1 Commitments);
     (ii) if the applicable Borrower shall have failed to designate the Type of Loans in a Notice of Borrowing, then the Loans shall be made as Base Rate Loans; and
     (iii) if the applicable Borrower shall have failed to specify an Interest Period to be applicable to any Borrowing of LIBOR Loans, then such Borrower shall be deemed to have selected an Interest Period of one month.
     (c) Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Tranche 1 Lender will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to its Tranche 1 Ratable Share of such requested Borrowing as its Loan or Loans. As promptly as practicable, upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent in accordance with Section 2.3(a).
     Section 2.3 Disbursements; Funding Reliance; Domicile of Loans.
     (a) Each Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing it makes in accordance with the terms of any written instructions from any Authorized Officer of such Borrower; provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. Any Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.
     (b) Unless the Administrative Agent shall have received notice from a Tranche 1 Lender prior to the proposed date of any Borrowing that such Tranche 1 Lender will not make available to the Administrative Agent such Tranche 1 Lender’s Tranche 1 Ratable Share of such Borrowing, the Administrative Agent may assume that such Tranche 1 Lender has made such share available on such date in accordance with Section 2.2 and may (but shall not be so required to), in reliance thereon, make available to the applicable Borrower a corresponding amount. In such event, if a Tranche 1 Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Tranche 1 Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the

Administrative Agent, at (i) in the case of a payment to be made by such Tranche 1 Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by such Borrower, the Adjusted Base Rate. If such Borrower and such Tranche 1 Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Tranche 1 Lender pays its Tranche 1 Ratable Share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Tranche 1 Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Tranche 1 Lender that shall have failed to make such payment to the Administrative Agent.
     (c) Each Tranche 1 Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan to or for the account of such Tranche 1 Lender in accordance with the terms of this Agreement.
     (d) The obligations of the Lenders hereunder to make Loans, to make L/C Disbursements in respect of Syndicated Letters of Credit, to fund participations in Participated Letters of Credit and to make payments pursuant to Section 11.1 are several and not joint. The failure of any Lender to make any such Loan, to make any such L/C Disbursement, to fund any such participation or to make any such payment on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan, to make its L/C Disbursement, purchase its participation or to make any such payment required hereunder.
     Section 2.4 Evidence of Debt; Notes.
     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to the applicable Lending Office of such Lender resulting from the Credit Extensions made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Tranche 1 Lender from time to time under this Agreement.
     (b) The Administrative Agent shall maintain the Register pursuant to Section 11.6(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Type of each such Loan and the Interest Period applicable thereto, (ii) the date and amount of each applicable L/C Disbursement made under a Letter of Credit, (iii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Tranche 1 Lender hereunder in respect of each such Loan, (iv) the amount of any Reimbursement Obligation or interest due and payable or to become due and payable from any Account Party to each Lender and (v) the amount of any sum received by the Administrative Agent hereunder from the applicable Credit Party and each Lender’s Ratable Share thereof.

     (c) The entries made in the Register and subaccounts maintained pursuant to Section 2.4(b) (and, if consistent with the entries of the Administrative Agent, the accounts maintained pursuant to Section 2.4(a)) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the applicable Credit Party therein recorded; provided, however, that the failure of any Tranche 1 Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of each Borrower or Account Party to repay (with applicable interest) the Obligations of such Borrower or Account Party under this Agreement.
     (d) The Loans made by each Tranche 1 Lender shall, if requested by the applicable Tranche 1 Lender (which request shall be made to the Administrative Agent), be evidenced by a Note appropriately completed in substantially the form of Exhibit A, executed by each Borrower and payable to the order of such Tranche 1 Lender. Each Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.
     Section 2.5 Termination and Reduction of Commitments.
     (a) The Tranche 1 Commitments shall be automatically and permanently terminated on the Tranche 1 Termination Date, and the Tranche 2 Commitments shall be automatically and permanently terminated on the Tranche 2 Termination Date.
     (b) At any time and from time to time after the date hereof, upon not less than three (3) Business Days’ prior written notice to the Administrative Agent, Platinum Holdings may terminate in whole or reduce in part the aggregate Unutilized Tranche 1 Commitments; provided that any such partial reduction shall be in an aggregate amount of not less than $10,000,000 or, if greater, an integral multiple of $5,000,000 in excess thereof, and applied ratably among the Tranche 1 Lenders according to their respective Tranche 1 Commitments. The amount of any termination or reduction made under this Section 2.5(b) may not thereafter be reinstated.
     (c) At any time and from time to time after the date hereof, upon not less than three (3) Business Days’ prior written notice to the Administrative Agent, Platinum Holdings may terminate in whole or reduce in part the aggregate Unutilized Tranche 2 Commitments; provided that any such partial reduction shall be in an aggregate amount of not less than $10,000,000 or, if greater, an integral multiple of $5,000,000 in excess thereof, and applied ratably among the Tranche 2 Lenders according to their respective Tranche 2 Commitments. The amount of any termination or reduction made under this Section 2.5(c) may not thereafter be reinstated.
     (d) All fees accrued in respect of the Unutilized Tranche 1 Commitments or the Unutilized Tranche 2 Commitments until the effective date of any termination thereof shall be paid on the effective date of such termination.
     Section 2.6 Mandatory Payments and Prepayments.
     (a) Except to the extent due or paid sooner pursuant to the provisions hereof, each Borrower shall repay to the Lenders on the Tranche 1 Maturity Date the aggregate outstanding principal amount of all Loans made to such Borrower.

     (b) Subject to the provisions of Section 3.8(a), in the event that, at any time, the aggregate Tranche 1 Credit Exposure shall exceed 105% (or in the case of the Tranche 1 Credit Exposure denominated solely in Dollars, 100%) of the aggregate Tranche 1 Commitments at such time (after giving effect to any concurrent termination or reduction thereof), each Borrower will immediately prepay the outstanding principal amount of Loans made to it in its pro rata portion of the amount of such excess; provided that, to the extent such excess amount is greater than the aggregate principal amount of Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Administrative Agent and held in such Borrower’s Cash Collateral Account as cover for the aggregate Tranche 1 Letter of Credit Exposure of such Borrower, as more particularly described in Section 3.8, and thereupon such cash shall be deemed to reduce the aggregate Tranche 1 Letter of Credit Exposure by an equivalent Dollar Amount.
     (c) Subject to the provisions of Section 3.8(b), in the event that, at any time, the aggregate Tranche 2 Letter of Credit Exposure shall exceed 105% (or in the case of the Tranche 2 Letter of Credit Exposure denominated solely in Dollars, 100%) of the aggregate Tranche 2 Commitments at such time (after giving effect to any concurrent termination or reduction thereof), each Account Party shall within one Business Day pay or deliver to the Administrative Agent an amount of cash or Cash Equivalents in an aggregate amount equal to its pro rata portion of the amount of such excess, with any such cash or Cash Equivalents retained by the Administrative Agent and held in such Account Party’s Cash Collateral Account as cover for the aggregate Tranche 2 Letter of Credit Exposure of such Account Party, as more particularly described in Section 3.8, and thereupon such cash or Cash Equivalents shall be deemed to reduce the aggregate Tranche 2 Letter of Credit Exposure by an equivalent Dollar Amount.
     (d) Subject to the provisions of Section 2.6(c) and Section 3.8(b), in the event that, at any time, the aggregate Tranche 2 Letter of Credit Exposure attributable to any Account Party exceeds the Borrowing Base of such Account Party at such time, such Account Party shall immediately deposit into a Custodial Account Eligible Collateral or reduce its Tranche 2 Obligations, or a combination of the foregoing, in an amount sufficient to eliminate such excess.
     Section 2.7 Voluntary Prepayments.
     (a) At any time and from time to time, each Borrower may prepay its Loans, in whole or in part, together with accrued interest to the date of prepayment, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Administrative Agent not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each intended prepayment of LIBOR Loans and one (1) Business Day prior to each intended prepayment of Base Rate Loans; provided that (i) each partial prepayment shall be in a principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iii) unless made together with all amounts required under Section 2.17 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of

LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind such Borrower to make such prepayment on the terms specified therein. Loans prepaid pursuant to this Section 2.7(a) may be reborrowed, subject to the terms and conditions of this Agreement. In the event the Administrative Agent receives a notice of prepayment under this Section, the Administrative Agent will give prompt notice thereof to the Tranche 1 Lenders; provided that if such notice has also been furnished to the Tranche 1 Lenders, the Administrative Agent shall have no obligation to notify the Tranche 1 Lenders with respect thereto.
     (b) Each prepayment of the Loans made pursuant to this Section 2.7 shall be applied among the Tranche 1 Lenders in accordance with their respective Tranche 1 Ratable Share.
     Section 2.8 Interest.
     (a) Subject to the provisions of Section 2.8(b), each Loan shall bear interest on the outstanding principal amount thereof, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Adjusted Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.
     (b) Upon the occurrence and during the continuance of Default and/or Event of Default under Section 9.1(a), and (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans, all Reimbursement Obligations (to the extent not already bearing an additional 2% per annum pursuant to Section 3.6) and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the Adjusted Base Rate or the Adjusted LIBOR Rate) plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the Adjusted Base Rate plus 2%), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.
     (c) Accrued (and theretofore unpaid) interest shall be payable as follows (other than with respect to any L/C Disbursement under Section 3.6):
     (i) in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6 or Section 2.7, except as provided hereinbelow), in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Restatement Effective Date; provided, that in the event the Loans are repaid or prepaid in full and the Tranche 1 Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;
     (ii) in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6 or Section 2.7, except as provided hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in the definition of “Interest Period”) and (z) in addition, in the case of an Interest Period of six months or longer, on the date occurring three months after the first day of such Interest Period; provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and
     (iii) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.
     (d) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.
     (e) The Administrative Agent shall promptly notify the applicable Borrower and the Tranche 1 Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Administrative Agent to provide the applicable Borrower or the Tranche 1 Lenders with any such notice shall neither affect any obligations of such Borrower or the Tranche 1 Lenders hereunder nor result in any liability on the part of the Administrative Agent to any Borrower or any Tranche 1 Lender. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.
     Section 2.9 Fees. Platinum Holdings agrees to pay, on behalf of itself and the other Credit Parties,
     (a) To the Arranger and Wachovia, in its capacity as both a Fronting Bank and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter;
     (b) To Citibank, N.A., for its own account and in its capacity as a Fronting Bank, a fronting fee for each Participated Letter of Credit issued by it in the amounts and at the times separately agreed by it with Platinum Holdings;

     (c) To the Administrative Agent, for the account of each Tranche 1 Lender, a commitment fee (the “Tranche 1 Commitment Fee”) for each calendar quarter (or portion thereof) at a per annum rate equal to the Applicable Percentage in effect for such fee from time to time during such quarter on such Tranche 1 Lender’s Tranche 1 Ratable Share of the average daily aggregate Unutilized Tranche 1 Commitments, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Restatement Effective Date through the Tranche 1 Termination Date, and (ii) on the Tranche 1 Termination Date. If there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect;
     (d) To the Administrative Agent, for the account of each Tranche 1 Lender, a utilization fee (the “Tranche 1 Utilization Fee”) payable for each day the aggregate outstanding principal amount of Loans made by Tranche 1 Lenders is greater than 50% of the aggregate Tranche 1 Commitments then in effect (or, if terminated, in effect immediately prior to such termination), including at any time during which one or more of the conditions in Section 4.2 is not met. The utilization fee shall be computed at a per annum rate equal to the Applicable Percentage in effect for such fee from time to time on such Tranche 1 Lender’s Tranche 1 Ratable Share of the average daily aggregate outstanding principal amount of the Loans made by the Tranche 1 Lenders. The utilization fee shall be due and payable quarterly in arrears (i) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Restatement Effective Date through the Final Expiry Date and (ii) on the Final Expiry Date. If there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect;
     (e) To the Administrative Agent, for the account of each Tranche 1 Lender, a letter of credit fee (the “Tranche 1 Letter of Credit Fee”) for each calendar quarter (or portion thereof) in respect of all Tranche 1 Letters of Credit outstanding during such quarter, at a per annum rate equal to the Applicable Percentage in effect for such fee from time to time during such quarter, on such Tranche 1 Lender’s Tranche 1 Ratable Share of the average daily aggregate Stated Amount of such Tranche 1 Letters of Credit. The Tranche 1 Letter of Credit Fee shall be due and payable quarterly in arrears (i) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Restatement Effective Date through the Final Maturity Date and (ii) on the Final Maturity Date. If there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect;
     (f) To the Administrative Agent, for the account of each Tranche 2 Lender, a commitment fee (the “Tranche 2 Commitment Fee”) for each calendar quarter (or portion thereof) at a per annum rate of 0.08% on such Lender’s Tranche 2 Ratable Share of the average daily aggregate Unutilized Tranche 2 Commitments, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Restatement Effective Date through the Tranche 2 Termination Date, and (ii) on the Tranche 2 Termination Date;

     (g) To the Administrative Agent, for the account of each Tranche 2 Lender, a letter of credit fee (the “Tranche 2 Letter of Credit Fee”) for each calendar quarter (or portion thereof) in respect of all Tranche 2 Letters of Credit outstanding during such quarter, at a per annum rate equal to 0.25% on such Tranche 2 Lender’s Tranche 2 Ratable Share of the average daily aggregate Stated Amount of such Tranche 2 Letters of Credit. The Tranche 2 Letter of Credit Fee shall be due and payable quarterly in arrears (i) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Restatement Effective Date through the Final Maturity Date and (ii) on the Final Maturity Date; and
     (h) To the Administrative Agent and the Fronting Banks, each for its own account, with respect to the Issuance of each Letter of Credit hereunder, such reasonable fees and expenses as the Administrative Agent or such Fronting Bank, as the case may be, customarily requires in connection with the issuance, amendment, transfer, negotiation, processing and/or administration of letters of credit.
     Section 2.10 Conversions and Continuations.
     (a) Each Borrower may elect (i) to convert all or a portion of the outstanding principal amount of any of its Base Rate Loans into LIBOR Loans, or to convert any of its LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any of its LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period, provided that (x) any such conversion of LIBOR Loans into Base Rate Loans shall be in a principal amount not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; any such conversion of Base Rate Loans of the same Borrowing into, or continuation of LIBOR Loans shall be in a principal amount not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; and no partial conversion of LIBOR Loans of the same Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, (y) except as otherwise provided in Section 2.15(f), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the respective Borrower will pay, upon such conversion, all amounts required under Section 2.17 to be paid as a consequence thereof) and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.
     (b) Each Borrower must give the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one (1) Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-2 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Loans being converted or continued. Upon the receipt of a Notice of

Conversion/Continuation, the Administrative Agent will promptly notify each Tranche 1 Lender of the proposed conversion or continuation. In the event that any Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any of its outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof). In the event that any Borrower shall have failed to specify an Interest Period to be applicable to any conversion into, or continuation of, its LIBOR Loans, then such Borrower shall be deemed to have selected an Interest Period of one month.
     Section 2.11 Method of Payments; Computations; Apportionment of Payments.
     (a) All payments by the Credit Parties hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or under Sections 2.15, 2.16 or 2.17, or otherwise) shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment (except as otherwise expressly provided herein as to payments required to be made directly to any Fronting Bank, the Administrative Agent or the Lenders) at the Payment Office, prior to 12:00 noon, Charlotte time, on the date payment is due. Any payment made as required hereinabove, but after 12:00 noon, Charlotte time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of clause (iv) in the definition of “Interest Period” are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.
     (b) The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by 12:00 noon, Charlotte time, in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 12:00 noon, Charlotte time, or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). If the Administrative Agent shall not have made a required distribution to the relevant Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender. The Administrative Agent will distribute to the relevant Fronting Bank like amounts relating to payments made to the Administrative Agent for the account of such Fronting Bank in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

     (c) Unless the Administrative Agent shall have received notice from the applicable Credit Party prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the relevant Fronting Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the relevant Fronting Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the relevant Lenders or the relevant Fronting Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Fronting Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (d) All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.
     (e) Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary (other than the Security Documents), all amounts collected or received by the Administrative Agent or any Lender after acceleration of the Loans pursuant to Section 9.2 (other than any sale of, collection from or other realization upon all or any part of the Collateral which shall be governed by the Security Agreement) pursuant to the exercise by the Administrative Agent of its remedies shall be applied by the Administrative Agent as follows:
     (i) first, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;
     (ii) second, to the payment of any fees owed to the Administrative Agent hereunder or under any other Credit Document;
     (iii) third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;
     (iv) fourth, to the payment of all of the Obligations consisting of accrued fees and interest (including, without limitation, fees incurred and interest accruing at the then applicable rate after the occurrence of a Bankruptcy Event irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);

     (v) fifth, to the payment of the outstanding principal amount of the Obligations (including the payment of any outstanding Reimbursement Obligations and the obligation to cash collateralize Letter of Credit Exposure);
     (vi) sixth, to the payment of all other Obligations and other obligations that shall have become due and payable under the Credit Documents or otherwise and not repaid; and
     (vii) seventh, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (y) all amounts shall be apportioned ratably among the Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively pursuant to clauses (iii) through (vii) above, and (z) to the extent that any amounts available for distribution pursuant to clause (v) above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent to cash collateralize Letter of Credit Exposure pursuant to Section 3.8.
     Section 2.12 Recovery of Payments.
     (a) The Credit Parties agree that to the extent any Credit Party makes a payment or payments to or for the account of the Administrative Agent, any Lender or any Fronting Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state, federal or foreign law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.
     (b) If any amounts distributed by the Administrative Agent to any Lender or any Fronting Bank are subsequently returned or repaid by the Administrative Agent to the applicable Credit Party, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by such Lender or such Fronting Bank, or pursuant to applicable Requirements of Law, such Lender or such Fronting Bank will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from such Credit Party, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders or the Fronting Banks on the same basis as such amounts were originally distributed.
     Section 2.13 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower thereof to provide for its working capital, liquidity needs and general corporate requirements (including permitted Acquisitions) and those of its Subsidiaries, other than the funding of any dividend, share repurchase or other distribution to shareholders of Platinum Holdings in respect of its Capital Stock.

     Section 2.14 Pro Rata Treatment.
     (a) All fundings, continuations and conversions of Loans shall be made by the Tranche 1 Lenders pro rata on the basis of their respective Tranche 1 Ratable Share or on the basis of their respective outstanding Loans (in the case of continuations and conversions of Loans pursuant to Section 2.10), as the case may be from time to time.
     (b) All payments from or on behalf of each Credit Party on account of any Obligations of such Credit Party shall be apportioned ratably among the Lenders based upon their respective share, if any, of the Obligations with respect to which such payment was received.
     (c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other Obligations owing them, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by any Credit Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this Section 2.14(c) shall apply). Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation. If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.14(c) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.14(c) to share in the benefits of any recovery on such secured claim.
     Section 2.15 Increased Costs; Change in Circumstances; Illegality.
     (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Reserve Requirement reflected in the LIBOR Rate) or any Fronting Bank;
     (ii) subject any Lender or any Fronting Bank to any Taxes of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or such Fronting Bank in respect thereof (except for Indemnified Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Fronting Bank); or
     (iii) impose on any Lender or any Fronting Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein (except for Indemnified Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Fronting Bank);
     and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Fronting Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or such Fronting Bank, the applicable Credit Party will pay to such Lender or such Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Fronting Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or any Fronting Bank reasonably determines that any Change in Law affecting such Lender or such Fronting Bank or any Lending Office of such Lender or such Lender’s or such Fronting Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Fronting Bank’s capital or on the capital of such Lender’s or such Fronting Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Lenders or such Fronting Bank, to a level below that which such Lender or such Fronting Bank or such Lender’s or such Fronting Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Fronting Bank’s policies and the policies of such Lender’s or such Fronting Bank’s holding company with respect to capital adequacy), then from time to time the applicable Credit Party will pay to such Lender or such Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Fronting Bank or such Lender’s or such Fronting Bank’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or a Fronting Bank setting forth the amount or amounts necessary to compensate such Lender or such Fronting Bank or its holding company, as the case may be, as specified in Section 2.15(a) or Section 2.15(b), and the calculation of such amount or amounts in reasonable detail (along with supporting documentation), and delivered to the applicable Credit Party shall be conclusive absent manifest error. The applicable Credit Party shall pay such Lender or such Fronting Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Failure or delay on the part of any Lender or any Fronting Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such Fronting Bank’s right to demand such compensation, provided that no Credit Party shall be required to compensate a Lender or a Fronting Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such Fronting Bank, as the case may be, notifies any such Credit Party of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Fronting Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) If, on or prior to the first day of any Interest Period, (y) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Administrative Agent will forthwith so notify Platinum Holdings and the Lenders. Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified Platinum Holdings and the Lenders.
     (f) Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any Change in Law, has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and Platinum Holdings. Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified Platinum Holdings.
     (g) Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Fronting Bank or any Lender determines that the introduction of any Requirement of Law, or any Change in Law has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Fronting Bank or any Lender or its applicable Lending Office to issue or participate in any Credit Extensions, then, on notice thereof by such Fronting Bank or such Lender to Platinum Holdings through the Administrative Agent, the obligation of all Lenders to make or participate in Credit Extensions shall be suspended until such Fronting Bank or such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified Platinum Holdings.
     Section 2.16 Taxes.
     (a) Subject to Section 2.16(e), any and all payments by or on account of any obligation of each Credit Party hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes, provided that if any Credit Party shall be required by applicable law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, the applicable Lenders or applicable Fronting Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Credit Party shall make such deductions or withholdings and (iii) the applicable Credit Party shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
     (b) Without limiting the provisions of Section 2.16(a), each Credit Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Subject to Section 2.16(e), each Credit Party shall indemnify the Administrative Agent, each Lender and each Fronting Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes with respect to payments by such Credit Party under this Agreement or any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Fronting Bank, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and the calculation thereof delivered to the applicable Credit Party by a Lender or a Fronting Bank (with a copy to the Administrative Agent), or by the

Administrative Agent on its own behalf or on behalf of a Lender or a Fronting Bank, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Lender or any Fronting Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Credit Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall comply with all necessary procedural formalities and deliver, or cause to be delivered, to the applicable Credit Party (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Credit Party or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding (including, in the case of Platinum UK, the making of application to obtain necessary clearances from H.M. Revenue & Customs and receipt by Platinum UK of such clearances). Further, any Lender that is not entitled to an exemption from withholding tax as described in the preceding sentence shall so inform the applicable Credit Party in writing (with a copy to the Administrative Agent) prior to becoming a Lender hereunder or under any other Credit Document. In addition, any Lender or any Fronting Bank, if requested by any Credit Party or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Credit Party or the Administrative Agent as will enable such Credit Party or the Administrative Agent to determine whether or not such Lender or such Fronting Bank is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, in the event that any Credit Party is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Credit Party and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of any Credit Party or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Credit Party within the meaning of Section

881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit any Credit Party to determine the withholding or deduction required to be made.
     (f) If the Administrative Agent, any Lender or any Fronting Bank determines, in its good faith judgment, that it has received a refund of any Taxes or Other Taxes or otherwise recovered any amount in connection with any amount as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts, in either case pursuant to this Section 2.16, it shall pay to such Credit Party an amount equal to such refund or amount recovered (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund or recovery), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Fronting Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or recovery), provided that such Credit Party, upon the request of the Administrative Agent, such Lender or such Fronting Bank, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Fronting Bank in the event the Administrative Agent, such Lender or such Fronting Bank is required to repay such refund or amount recovered to such Governmental Authority. This Section 2.16(f) shall not be construed to require the Administrative Agent, any Lender or any Fronting Bank to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.
     (g) Each of the Administrative Agent, any Fronting Bank or any Lender agrees to cooperate with any reasonable request made by any Credit Party in respect of a claim of a refund or direct credit in respect of Indemnified Taxes as to which it has been indemnified by such Credit Party or with respect to which such Credit Party has paid additional amounts pursuant to this Section 2.16 if (i) such Credit Party has agreed in writing to pay all of the Administrative Agent’s or such Fronting Bank’s or such Lender’s reasonable out-of-pocket costs and expenses relating to such claim, (ii) the Administrative Agent or such Fronting Bank or such Lender determines, in its good faith judgment, that it would not be disadvantaged, unduly burdened or prejudiced as a result of such claim and (iii) such Credit Party furnishes, upon request of the Administrative Agent, or such Fronting Bank or such Lender, an opinion of tax counsel (such opinion and such counsel to be reasonably acceptable to such Lender, or such Fronting Bank or the Administrative Agent) to the effect that such Indemnified Taxes were wrongly or illegally imposed.
     Section 2.17 Compensation. Each Borrower will compensate each Tranche 1 Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by any Tranche 1 Lender to fund or maintain such Borrower’s LIBOR Loans but excluding the Applicable Margin relating thereto) that such Tranche 1 Lender may incur or sustain (i) if for any reason (other than a default by such Tranche 1 Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan of such Borrower does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan of such Borrower occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.18(a) or Section 2.19 or any acceleration of the maturity of the Loans pursuant to Section 9.2), (iii) if any prepayment of any LIBOR Loan of such Borrower is not made on any date specified in a notice of prepayment given by such Borrower or (iv) as a consequence of any other failure by such Borrower to make any payments with respect to any LIBOR Loan of such Borrower when due hereunder. Calculation of all amounts payable to a Tranche 1 Lender under this Section 2.17 shall be made as though such Tranche 1 Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Tranche 1 Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.17. The applicable Borrower shall also pay any customary administrative fees charged by such Tranche 1 Lender in connection with the foregoing. A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.17 by any Tranche 1 Lender as to any additional amounts payable pursuant to this Section 2.17 shall be submitted by such Tranche 1 Lender to the applicable Borrower either directly or through the Administrative Agent. Determinations set forth in any such certificate made in good faith for purposes of this Section 2.17 of any such losses, expenses or liabilities shall be conclusive absent manifest error.
     Section 2.18 Replacement Lenders.
     (a) Platinum Holdings may, at any time at its sole expense and effort, require any Lender (i) that has requested compensation from any Credit Party under Section 2.15(a) or Section 2.15(b) or payments from any Credit Party under Section 2.16, (ii) the obligation of which to make or maintain LIBOR Loans has been suspended under Section 2.15(f), (iii) that is a Defaulting Lender or (iv) which had NAIC approval on the date it became a party to this Agreement and ceases to maintain such approval or otherwise shall lose such approval, in any case upon notice to such Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:
     (i) the Administrative Agent shall have received the assignment fee specified in Section 11.6(b)(iv);
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, L/C Disbursements and any L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.17) from the assignee

(to the extent of such outstanding principal and accrued interest and fees) or any Credit Party (in the case of all other amounts);
     (iii) no assignment pursuant to this Section 2.18 shall be effective until all of the then outstanding Syndicated Letters of Credit are either amended giving effect to the such assignment or, if required, returned by each respective beneficiary to the Administrative Agent and either cancelled and/or exchanged for new or amended Syndicated Letters of Credit which give effect to such assignment (it being understood that to the extent the respective beneficiaries whose consent is required do not consent to such assignment, such assignment cannot occur);
     (iv) in the case of any such assignment resulting from a request for compensation under Section 2.15(a) or Section 2.15(b) or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and
     (v) such assignment does not conflict with applicable Requirements of Law.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Platinum Holdings to require such assignment and delegation cease to apply.
     (b) If any Lender requests compensation under Section 2.15(a) or Section 2.15(b), or any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender gives a notice pursuant to Section 2.15(f), then such Lender shall use reasonable efforts to avoid any such costs, reductions or Indemnified Taxes in respect of which amounts are claimed, including the filing of any certificate or document reasonably requested by a Credit Party or the designation of a different Lending Office for funding or booking its Loans or L/C Disbursements hereunder or the assignment of its rights and obligations hereunder to another of its offices, branches or affiliates, if such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15(a), Section 2.15(b) or Section 2.16, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.15(f), as applicable, and (ii) in each case, in the good faith judgment of such Lender, (A) would not subject such Lender to any unreimbursed cost or expense, (B) would not be inconsistent with any legal or regulatory restriction or preexisting internal policy applicable to such Lender and (C) would not otherwise be disadvantageous to such Lender. Platinum Holdings, on behalf of the applicable Credit Party, hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     Section 2.19 Increase in Commitments.
     (a) Platinum Holdings shall have the right, at any time and from time to time after the Restatement Effective Date by written notice to and in consultation with the Administrative Agent, to request an increase in the Total Commitments (each such requested increase, a “Commitment Increase”), by having one or more existing Lenders increase their respective Commitments then in effect (each, and “Increasing Lender”), by adding as a Lender with a new

Commitment hereunder one or more Persons that are not already Lenders (each, an “Additional Lender”), or a combination thereof; provided that (i) any such request for a Commitment Increase shall be in a minimum amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) immediately after giving effect to any Commitment Increase, (y) the Total Commitments shall not exceed $550,000,000 and (z) the aggregate of all Commitment Increases effected after the Restatement Effective Date shall not exceed $150,000,000, (iii) such increase shall either be an increase of the Tranche 1 Commitments and/or the Tranche 2 Commitments and (iv) no existing Lender shall be obligated to increase its Commitment as a result of any request for a Commitment Increase by Platinum Holdings unless it agrees in its sole discretion to do so.
     (b) Each Additional Lender must qualify as an Eligible Assignee (the approval of which by the Administrative Agent shall not be unreasonably withheld or delayed) and Platinum Holdings and each Additional Lender shall execute a joinder agreement together with all such other documentation as the Administrative Agent and Platinum Holdings may reasonably require, all in form and substance reasonably satisfactory to the Administrative Agent and Platinum Holdings, to evidence the Commitment of such Additional Lender and its status as a Lender hereunder.
     (c) If the Total Commitments are increased in accordance with this Section, the Administrative Agent and Platinum Holdings shall determine the effective date (the “Commitment Increase Date,” which shall be a Business Day not less than thirty (30) days prior to the Commitment Termination Date) and the final allocation of such increase. The Administrative Agent shall promptly notify Platinum Holdings and the Lenders of the final allocation of such increase and the Commitment Increase Date. The Administrative Agent is hereby authorized, on behalf of the Lenders, to enter into any amendments to this Agreement and the other Credit Documents as the Administrative Agent shall reasonably deem appropriate to effect such Commitment Increase.
     (d) Notwithstanding anything set forth in this Section 2.19 to the contrary, no increase in the Total Commitments pursuant to this Section 2.19 shall be effective unless:
     (i) The Administrative Agent shall have received the following, each dated the Commitment Increase Date and in form and substance reasonably satisfactory to the Administrative Agent:
     (A) as to each Increasing Lender, evidence of its agreement to provide a portion of the Commitment Increase, and as to each Additional Lender, a duly executed joinder agreement together with all other documentation required by the Administrative Agent pursuant to Section 2.19(b);
     (B) an instrument, duly executed by each Credit Party, acknowledging and reaffirming its obligations under this Agreement, the Security Documents and the other Credit Documents to which it is a party and the validity and continued effect of the Liens granted in favor of the Administrative Agent thereunder;

     (C) a certificate of the secretary or an assistant secretary of each Credit Party, certifying to and attaching the resolutions adopted by the board of directors (or similar governing body) of such Credit Party approving or consenting to such Commitment Increase;
     (D) a certificate of a Financial Officer of Platinum Holdings, certifying that (y) as of the Commitment Increase Date, all representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects, both immediately before and after giving effect to the Commitment Increase and any Borrowings or Letters of Credit issued in connection therewith (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified), in each case as of such date), and (z) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to such Commitment Increase (including any Borrowings or Letters of Credit issued in connection therewith and the application of the proceeds thereof); and
     (ii) Each outstanding Syndicated Letter of Credit shall have been amended giving effect to the Commitment Increase or, if required, returned by each respective beneficiary to the Administrative Agent and cancelled and/or exchanged for a new or amended Syndicated Letter of Credit giving effect to the Commitment Increase; and
     (iii) In the case of any Credit Extension in connection with such Commitment Increase, the conditions precedent set forth in Section 4.2 shall have been satisfied.
To the extent necessary to keep the outstanding Loans ratable in the event of any non-ratable increase in the aggregate Tranche 1 Commitments, on the Commitment Increase Date, (i) all then outstanding LIBOR Loans (the “Initial Loans”) shall automatically be converted into Base Rate Loans, (ii) immediately after the effectiveness of the Commitment Increase, the applicable Borrowers shall, if they so request, convert such Base Rate Loans into LIBOR Loans (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the Types and for the Interest Periods specified in a Notice of Conversion/Continuation delivered to the Administrative Agent in accordance with Section 2.10, (iii) each Tranche 1 Lender shall pay to the Administrative Agent in immediately available funds an amount equal to the difference, if positive, between (y) such Tranche 1 Lender’s Tranche 1 Ratable Share (calculated after giving effect to the Commitment Increase) of the Subsequent Borrowings and (z) such Tranche 1 Lender’s Tranche 1 Ratable Share (calculated without giving effect to the Commitment Increase) of the Initial Loans, (iv) after the Administrative Agent receives the funds specified in clause (iii) above, the Administrative Agent shall pay to each Tranche 1 Lender the portion of such funds equal to the difference, if positive, between (y) such Tranche 1 Lender’s Tranche 1 Ratable Share (calculated without giving effect to the Commitment Increase) of the Initial Loans and (z) such Tranche 1 Lender’s Tranche 1 Ratable Share (calculated after giving effect to the Commitment Increase) of the amount of the Subsequent Borrowings, (v) the Tranche 1 Lenders shall be deemed to hold the Subsequent

Borrowings ratably in accordance with their respective Tranche 1 Commitment (calculated after giving effect to the Commitment Increase), (vi) each applicable Borrower shall pay all accrued but unpaid interest on the Initial Loans to the Tranche 1 Lenders entitled thereto, and (vii) Schedule 1.1(a) shall automatically be amended to reflect the Tranche 1 Commitments of all Tranche 1 Lenders after giving effect to the Commitment Increase. The conversion of the Initial Loans pursuant to clause (i) above shall be subject to indemnification by the applicable Borrowers pursuant to the provisions of Section 2.17 if the Commitment Increase Date occurs other than on the last day of the Interest Period relating thereto.
ARTICLE III
LETTERS OF CREDIT
     Section 3.1 Syndicated Letters of Credit.
     (a) General. Subject to the terms and conditions set forth herein, at the request of any Account Party at any time and from time to time during the Availability Period, each Tranche 1 Lender agrees to Issue Tranche 1 Letters of Credit as Syndicated Letters of Credit and each Tranche 2 Lender agrees to Issue Tranche 2 Letters of Credit as Syndicated Letters of Credit, in each case for the account of such Account Party. Each Syndicated Letter of Credit shall be substantially in the form of Exhibit C-1 or in such other form as may be agreed by the applicable Account Party and the Administrative Agent; provided that the Administrative Agent will only agree to reasonable changes to such form, not adverse to the interests of the Lenders, requested by any beneficiary or applicable insurance regulator. If at the time that an Account Party requests the Issuance of a Syndicated Letter of Credit any Lender is a Non-NAIC Lender, at the request of such Account Party, the applicable Fronting Bank shall Issue such Non-NAIC Lender’s Ratable Share of such Syndicated Letter of Credit pursuant to Section 3.1(i). Absent the prior written consent of each Tranche 1 Lender or Tranche 2 Lender (in each case, other than a Non-NAIC Lender), as the case may be, no Syndicated Letter of Credit may be Issued that would vary the several and not joint nature of the obligations of the Lenders thereunder as provided in the next succeeding sentence. Each Syndicated Letter of Credit shall be Issued by all of the Tranche 1 Lenders or Tranche 2 Lenders, as the case may be, acting through the Administrative Agent, at the time of Issuance as a single multi-bank letter of credit, but the obligation of each Lender thereunder shall be several and not joint, in the amount of its Ratable Share of the Stated Amount of such Syndicated Letter of Credit, provided that each Fronting Bank shall be severally (and not jointly) liable for its Ratable Share of the Stated Amount of such Syndicated Letter of Credit plus the Ratable Share of each Non-NAIC Lender that it is fronting for pursuant to Section 3.1(i).
     (b) Notice of Issuance. To request the Issuance of a Syndicated Letter of Credit, the applicable Account Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent (which will promptly notify the applicable Lenders and provide to such Lenders as soon as practicable a copy of the Syndicated Letter of Credit) at least five (5) Business Days in advance of the requested date of Issuance (or such shorter period as is acceptable to the Administrative Agent, including with respect to any request for the issuance of a Syndicated Letter of Credit on the Restatement Effective Date, subject to approval by the

Administrative Agent which shall not be unreasonably withheld or delayed) a notice in a form reasonably acceptable to the Administrative Agent (a “Syndicated Letter of Credit Notice”) requesting the Issuance of a Syndicated Letter of Credit, or identifying the Syndicated Letter of Credit to be amended, renewed, extended or increased, as the case may be, and specifying the date of Issuance (which shall be a Business Day), the date on which such Syndicated Letter of Credit is to expire (which shall comply with Section 3.1(c)), the amount of such Syndicated Letter of Credit, whether such Syndicated Letter of Credit is a Tranche 1 Letter of Credit or a Tranche 2 Letter of Credit, the Applicable Currency of such Syndicated Letter of Credit, the name and address of the beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend, renew, extend or increase, as the case may be) such Syndicated Letter of Credit, it being understood and agreed that Syndicated Letters of Credit may be extended and renewed in accordance with Section 3.1(c). In addition to the delivery of any Syndicated Letter of Credit Notice with respect to the Issuance of any Tranche 2 Letter of Credit as a Syndicated Letter of Credit, the applicable Account Party shall deliver to the Administrative Agent a Borrowing Base Report not later than 11:00 a.m. Charlotte time on the Business Day immediately preceding the date on which such Syndicated Letter of Credit is to be Issued confirming that the sum of the aggregate Tranche 2 Letter of Credit Exposure attributable to such Account Party on whose account the Syndicated Letter of Credit is being Issued and after giving effect thereto does not exceed the Borrowing Base of such Account Party at such time. If requested by the Administrative Agent, each Account Party shall submit a letter of credit application on the Administrative Agent’s standard form (with such changes as the Administrative Agent shall reasonably deem appropriate) in connection with any request for a Syndicated Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Account Party to, or entered into by any Account Party with, the Administrative Agent relating to any Syndicated Letter of Credit, the terms and conditions of this Agreement shall control.
     (c) Expiration of Syndicated Letters of Credit. Each Syndicated Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date one year after the date of the issuance of such Syndicated Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), or (ii) the seventh (7th) day prior to the Final Maturity Date; provided, however, that a Syndicated Letter of Credit shall provide by its terms, and on terms acceptable to the Administrative Agent, for renewal for successive periods of one year or less (but not beyond the seventh day prior to the Final Maturity Date) unless and until the Administrative Agent shall have delivered prior written notice of nonrenewal to the beneficiary of such Syndicated Letter of Credit no later than the time specified in such Syndicated Letter of Credit (which the Administrative Agent shall do only if one or more of the applicable conditions under Section 4.2 (other than the delivery of a Letter of Credit Notice) is not then satisfied). The Administrative Agent shall promptly provide a copy of any such notice to the applicable Account Party.
     (d) Obligation of Lenders. The obligation of any Lender under any Syndicated Letter of Credit shall be several and not joint and shall be in an amount equal to such Lender’s Ratable Share of the aggregate Stated Amount of such Syndicated Letter of Credit at the time such Syndicated Letter of Credit is Issued, and each Syndicated Letter of Credit shall expressly so provide, provided that each Fronting Bank shall be severally (and not jointly liable) for its

Ratable Share of the Stated Amount of such Syndicated Letter of Credit plus the Ratable Share of each Non-NAIC Lender that it is fronting for pursuant to Section 3.1(i). No increase of Commitments under Section 2.19 or assignment of Commitments under Section 2.18 or Section 11.6(b) shall change or affect the liability of any Lender under any outstanding Syndicated Letter of Credit until such Syndicated Letter of Credit is amended giving effect to such increase or assignment, as the case may be. The failure of any Lender to make any L/C Disbursement in respect of any Syndicated Letter of Credit on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to make its L/C Disbursement in respect of any Syndicated Letter of Credit.
     (e) Issuance Administration. Each Syndicated Letter of Credit shall be executed and delivered by the Administrative Agent in the name and on behalf of, and as attorney-in-fact for, each Tranche 1 Lender or Tranche 2 Lender (other than a Non-NAIC Lender), as the case may be, party to such Syndicated Letter of Credit, and the Administrative Agent shall act under each Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly provide that the Administrative Agent shall act, as the agent of each such Lender to (i) execute and deliver such Syndicated Letter of Credit, (ii) receive drafts, other demands for payment and other documents presented by the beneficiary under such Syndicated Letter of Credit, (iii) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Syndicated Letter of Credit, (iv) notify such Lender and the applicable Account Party that a valid drawing has been made and the date that the related L/C Disbursement is to be made and (v) exercise all rights held by the issuer of a letter of credit under the documents for which such Syndicated Letter of Credit shall provide credit enhancement (or designate any Person as its representative for all such purposes under such documents); provided that the Administrative Agent shall have no obligation or liability for any L/C Disbursement under such Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly so provide. Each Lender hereby irrevocably appoints and designates the Administrative Agent as its attorney-in-fact, acting through any duly authorized officer, to execute and deliver in the name and on behalf of such Lender each Syndicated Letter of Credit to be issued by such Lender hereunder and to take such other actions contemplated by this Section 3.1(e). Promptly upon the request of the Administrative Agent, each Lender will furnish to the Administrative Agent such powers of attorney or other evidence as any beneficiary of any Syndicated Letter of Credit may reasonably request in order to demonstrate that the Administrative Agent has the power to act as attorney-in-fact for such Lender to execute and deliver such Syndicated Letter of Credit.
     (f) Reimbursement. Each Account Party agrees that it shall reimburse the applicable Issuing Banks in respect of L/C Disbursements made under such Account Party’s Syndicated Letter of Credit by paying to the Administrative Agent an amount in Dollars equal to the aggregate of the Dollar Amount of each such L/C Disbursement no later than 2:00 p.m., Charlotte time, on the first Business Day after the L/C Disbursement Date (each such amount until paid together with interest thereon payable as provided hereinbelow, a “Syndicated Reimbursement Obligation”). Without limiting any other obligations of any of the Account Parties hereunder, the applicable Account Party hereby agrees (severally and not jointly) to indemnify each applicable Issuing Bank in respect of such Account Party’s Syndicated Letter of Credit denominated in a Foreign Currency for any and all costs, expenses and losses incurred by it as a result of receiving payment or reimbursement for any L/C Disbursement thereunder from any Person in a Currency other than Dollars. Any such amount payable to any Lender shall be payable within 10 Business Days after demand by the Administrative Agent.
     (g) Disbursement Procedures. The Administrative Agent shall, within a reasonable time following its receipt thereof (and, in any event, within any specific time in the text of the relevant Syndicated Letter of Credit), examine all documents purporting to represent a demand for payment under any Syndicated Letter of Credit. The Administrative Agent shall promptly after such examination and before such L/C Disbursement notify each applicable Issuing Bank and the applicable Account Party by telephone (confirmed by telecopy or email) of such demand for payment. With respect to any demand for payment made under a Syndicated Letter of Credit which the Administrative Agent has informed the applicable Issuing Banks is valid, each such Issuing Bank will make an L/C Disbursement in respect of such Syndicated Letter of Credit promptly in accordance with the Dollar Amount of its liability under such Syndicated Letter of Credit and this Agreement, such L/C Disbursement to be made to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such L/C Disbursement available to the beneficiary of such Syndicated Letter of Credit by promptly crediting the amounts so received, in the funds so received, to the account identified by such beneficiary in connection with such demand for such L/C Disbursement. Promptly following any L/C Disbursement by any Issuing Bank in respect of any Syndicated Letter of Credit, the Administrative Agent will notify the applicable Account Party of such L/C Disbursement; provided that any failure to give or delay in giving such notice shall not relieve such Account Party of its obligation to reimburse the Issuing Banks with respect to any such L/C Disbursements.
     (h) Letter of Credit Reports. The Administrative Agent shall furnish (i) each Lender (other than a Non-NAIC Lender) and Platinum Holdings, by the fifth Business Day of each month, with a written report summarizing issuance and expiration dates of each Syndicated Letter of Credit issued by such Lenders during the preceding month and drawings during such month under each outstanding Syndicated Letter of Credit and (ii) each Lender (other than a Non-NAIC Lender) and Platinum Holdings, by the fifteenth Business Day of each calendar quarter, with a written report setting forth the average daily aggregate Stated Amount during the preceding calendar quarter of all Syndicated Letters of Credit issued by it.
     (i) Non-NAIC Lenders. In the event any Lender advises the Administrative Agent that such Lender is a Non-NAIC Lender, the Credit Parties, the Administrative Agent, such Non-NAIC Lender and the other Lenders, including without limitation Wachovia, or its successor, in its capacity as a Fronting Bank for such Non-NAIC Lender, hereby agree that (i) such Non-NAIC Lender shall cease to Issue Syndicated Letters of Credit so long as it is a Non-NAIC Lender and such Non-NAIC Lenders’ Ratable Share of any Syndicated Letter of Credit will be Issued by Wachovia, or its successor, in its capacity as a Fronting Bank for such Non-NAIC Lender, (ii) to the extent Syndicated Letters of Credit are outstanding, the Account Parties will each use all commercially reasonable efforts to cause the beneficiaries thereof to execute and deliver an amendment to any Syndicated Letter of Credit of such Account Party such that the Non-NAIC Lender is removed from such Syndicated Letter of Credit and the applicable Fronting Bank is added to such Syndicated Letter of Credit to honor any draft drawn thereon in an amount equal to the Non-NAIC Lender’s Ratable Share with respect to such Syndicated Letter of Credit, (iii) immediately upon the issuance or amendment of any Syndicated Letter of Credit, each Non-

NAIC Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, without recourse or warranty, purchase from the applicable Fronting Bank a risk participation in each such Syndicated Letter of Credit in accordance with Section 3.2(d) in an amount equal to such Non-NAIC Lender’s Ratable Share of the Stated Amount of such Syndicated Letter of Credit and (iv) each Non-NAIC Lender shall pay to the applicable Fronting Bank a fronting fee computed on the risk participation purchased by such Non-NAIC Lender from such Fronting Bank with respect to such Syndicated Letter of Credit at the rate per annum as separately agreed to between such Non-NAIC Lender and such Fronting Bank (with notice given by such Fronting Bank to Platinum Holdings in the event of any increase in such fronting fee). Unless otherwise agreed between such Non-NAIC Lender, the applicable Fronting Bank and the Administrative Agent, such fronting fee shall be paid by reducing the applicable Letter of Credit Fee otherwise payable to such Non-NAIC Lender by an amount equal to such fronting fee and paying the same to the applicable Fronting Bank. Notwithstanding the foregoing, under no circumstances shall any Credit Party be obligated for any fees or increase in fees as a result of any actions taken pursuant to this Section 3.1(i).
     Section 3.2 Participated Letters of Credit.
     (a) General. Subject to the terms and conditions set forth herein, any Account Party may request the applicable Fronting Bank to Issue, at any time and from time to time during the Availability Period, Tranche 1 or Tranche 2 Participated Letters of Credit for the account of such Account Party, subject to the terms and conditions of this Section 3.2. Each Tranche 1 and Tranche 2 Participated Letter of Credit shall be substantially in the form of Exhibit C-2 or in such other form as may be agreed by the applicable Fronting Bank and the Administrative Agent; provided that the Administrative Agent and the applicable Fronting Bank will agree to reasonable changes to such form, not adverse to the interests of the Lenders, requested by any beneficiary or applicable insurance regulator.
     (b) Notice of Issuance. To request the Issuance of a Participated Letter of Credit, the applicable Account Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Fronting Bank) to the applicable Fronting Bank and the Administrative Agent (which shall promptly notify the applicable Lenders and provide to such Lenders as soon as practicable a copy of the Participated Letter of Credit) at least five (5) Business Days in advance of the requested date of Issuance (or such shorter period as is acceptable to the Administrative Agent and such Fronting Bank, including any request for the Issuance of a Participated Letter of Credit on the Restatement Effective Date, subject to approval by the Administrative Agent and the applicable Fronting Bank which shall not be unreasonably withheld or delayed) a notice in a form reasonably acceptable to the Administrative Agent (a “Participated Letter of Credit Notice”) requesting the Issuance of a Participated Letter of Credit, or identifying the Participated Letter of Credit to be amended, renewed, extended or increased as the case may be, and specifying the date of Issuance (which shall be a Business Day), the date on which such Participated Letter of Credit is to expire (which shall comply with Section 3.2(c)), the amount of such Participated Letter of Credit, the Applicable Currency of such Participated Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew, extend or increase, as the case may be) such Participated Letter of Credit, it being understood and agreed that Participated Letters of Credit may be extended and renewed in accordance with

Section 3.2(c). In addition to the delivery of any Participated Letter of Credit Notice with respect to the Issuance of any Tranche 2 Letter of Credit as a Participated Letter of Credit, the applicable Account Party shall deliver to the Administrative Agent a Borrowing Base Report not later than 11:00 a.m. Charlotte time on the Business Day immediately preceding the date on which such Participated Letter of Credit is to be Issued confirming that the sum of the aggregate Tranche 2 Letter of Credit Exposure attributable to such Account Party on whose account the Participated Letter of Credit is being Issued and after giving effect thereto does not exceed the Borrowing Base of such Account Party at such time. If requested by any Fronting Bank, the Account Party shall submit a letter of credit application on such Fronting Bank’s standard form (with such changes as such Fronting Bank shall reasonably deem appropriate) in connection with any request for a Participated Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Account Party to, or entered into by any Account Party with, any Fronting Bank relating to any Participated Letter of Credit, the terms and conditions of this Agreement shall control.
     (c) Expiration of Participated Letters of Credit. Each Participated Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date one year after the date of the issuance of such Participated Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), or (ii) the seventh (7th) day prior to the Final Maturity Date; provided, however, that a Participated Letter of Credit shall provide by its terms, and on terms acceptable to the applicable Fronting Bank, for renewal for successive periods of one year or less (but not beyond the seventh day prior to the Final Maturity Date) unless and until such Fronting Bank shall have delivered prior written notice of nonrenewal to the beneficiary of such Participated Letter of Credit no later than the time specified in such Participated Letter of Credit (which such Fronting Bank shall do only if one or more of the applicable conditions under Section 4.2 (other than the delivery of a Letter of Credit Notice) is not then satisfied). The Administrative Agent shall promptly provide a copy of any such notice to the applicable Account Party.
     (d) Participations. By the Issuance of a Participated Letter of Credit (or the fronting for a Non-NAIC Lender in respect of a Syndicated Letter of Credit pursuant to Section 3.1(i)) by the applicable Fronting Bank and without any further action on the part of such Fronting Bank or the applicable Lenders, the applicable Fronting Bank hereby grants to each applicable Lender in respect of such Participated Letter of Credit (or to the Non-NAIC Lender in respect of such Syndicated Letter of Credit), and each such Lender or such Non-NAIC Lender hereby acquires from such Fronting Bank, participation in such Participated Letter of Credit (or such Syndicated Letter of Credit) in an amount equal to the Dollar Amount of such Lender’s Ratable Share of the Stated Amount of such Participated Letter of Credit (or such Syndicated Letter of Credit) and the applicable Account Party’s reimbursement obligations with respect thereto. Each Lender or Non-NAIC Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Participated Letters of Credit (or Syndicated Letters of Credit) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any such Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Total Commitments. In consideration and in furtherance of the foregoing, each Lender or Non-NAIC Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the applicable Fronting Bank, the Dollar Amount of such Lender’s Ratable Share of each L/C Disbursement made by such Fronting Bank in respect of any Participated Letter of Credit (or Syndicated Letter of Credit) promptly upon the request of such Fronting Bank at any time from the time such L/C Disbursement is made until such L/C Disbursement is reimbursed by the applicable Account Party or at any time after any reimbursement payment is required to be disgorged or refunded to any Account Party for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt by the Administrative Agent of any payment from any Account Party pursuant to Section 3.2(e), the Administrative Agent shall distribute such payment to the applicable Fronting Bank or, to the extent that any Lenders or Non-NAIC Lender have made payments pursuant to this paragraph to reimburse such Fronting Bank, then to such Lenders or Non-NAIC Lender and such Fronting Bank as their interests may appear. Any payment made by a Lender or Non-NAIC Lender pursuant to this paragraph to reimburse any Fronting Bank for any L/C Disbursement made by it shall not relieve the applicable Account Party of its obligation to reimburse such L/C Disbursement. Notwithstanding anything herein to the contrary, effective upon the increase of the Commitments pursuant to Section 2.19, each Lender’s participation in any Participated Letter of Credit (and each Non-NAIC Lender’s participation in any Syndicated Letter of Credit) outstanding on such date shall be adjusted to reflect its Ratable Share after giving effect to such increase.
     (e) Reimbursement. Each Account Party agrees that it shall reimburse the relevant Fronting Bank in respect of L/C Disbursements made under such Account Party’s Participated Letter of Credit by paying to the Administrative Agent an amount in Dollars equal to the Dollar Amount of such L/C Disbursement no later than 2:00 p.m., Charlotte time, on the first Business Day after the L/C Disbursement Date (each such amount until paid, a “Participated Reimbursement Obligation”). Without limiting any other obligations of any of the Account Parties hereunder, the applicable Account Party hereby agrees (severally and not jointly) to indemnify the relevant Fronting Bank in respect of any of such Account Party’s Participated Letters of Credit denominated in a Foreign Currency for any and all costs, expenses and losses incurred by it as a result of receiving payment or reimbursement for any L/C Disbursement thereunder from any Person in a Currency other than Dollars. Any such amount payable to such Fronting Bank shall be payable within 10 Business Days after demand by such Fronting Bank.
     (f) Disbursement Procedures; Funding of Participations.
     (i) Each Fronting Bank shall, within a reasonable time following its receipt thereof (and, in any event, within any time specified in the text of the relevant Participated Letters of Credit issued by it), examine all documents purporting to represent a demand for payment under a Participated Letter of Credit. Such Fronting Bank shall promptly after such examination notify the Administrative Agent and the applicable Account Party by telephone (confirmed by telecopy or email) of such demand for payment and whether such Fronting Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Account Party of its obligation to reimburse such Fronting Bank and the applicable Lenders with respect to any such L/C Disbursement. If such Account Party shall fail to reimburse the applicable Fronting Bank for such L/C Disbursement on the date and time specified in Section 3.2(e), the Administrative Agent shall notify each applicable Lender of the applicable L/C Disbursement, the payment then due from such Account Party in respect thereof and the Dollar Amount of such Lender’s Ratable Share thereof. Each applicable Lender (including the Lender acting as Fronting Bank and any applicable Non-NAIC Lender) shall upon such notice make funds available in Dollars to the Administrative Agent for the account of the applicable Fronting Bank at the Payment Office in an amount equal to (i) in the case of a Participated Letter of Credit, the Dollar Amount of its Ratable Share of the unpaid L/C Disbursement and (ii) in the case of a Non-NAIC Lender, its Percentage Obligations of a Syndicated Letter of Credit being fronted by such Fronting Bank pursuant to Section 3.1(i) (such amount, its “L/C Advance”) not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Account Party to reimburse the applicable Fronting Bank for the amount of any payment made by such Fronting Bank under such Participated Letter of Credit (or such Syndicated Letter of Credit in the case of a Non-NAIC Lender), together with interest as provided herein.
     (ii) If any Lender fails to make available to the Administrative Agent for the account of any Fronting Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.2(f) by the time specified in Section 3.2(f)(i), such Fronting Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Fronting Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of such Fronting Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error. Until a Lender funds its L/C Advance pursuant to this Section 3.2(f) to reimburse any Fronting Bank for any L/C Disbursement made by it, interest in respect of such Lender’s L/C Advance shall be solely for the account of such Fronting Bank.
     (g) Repayment of Participations.
     (i) At any time after any Fronting Bank has made a payment under any Participated Letter of Credit (or Syndicated Letter of Credit in the case of a Non-NAIC Lender) and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 3.2(f), if the Administrative Agent receives for the account of such Fronting Bank any payment in respect of the related unpaid L/C Disbursement or interest thereon (whether directly from the applicable Account Party or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Ratable Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of any Fronting Bank pursuant to Section 3.2(f)(i) is required to be returned under any of the circumstances described in Section 2.12 (including pursuant to any settlement entered into by such Fronting Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of such Fronting Bank its Ratable Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.
     (h) Letter of Credit Reports. Each Fronting Bank shall furnish (i) to the Administrative Agent, with a copy to Platinum Holdings, by or about the fifth Business Day of each month a written report summarizing issuance and expiration dates of Participated Letters of Credit issued by it during the preceding month and drawings during such month under each outstanding Participated Letter of Credit and (ii) to the Administrative Agent and each Lender, with a copy to Platinum Holdings, by the fifteenth Business Day of each calendar quarter a written report setting forth the average daily aggregate Stated Amount during the preceding calendar quarter of all Participated Letters of Credit issued by it.
     (i) Failure to Make L/C Advances. The failure of any Lender to make the L/C Advance to be made by it on the date specified in Section 3.2(f) shall not relieve any other Lender of its obligation hereunder to make its L/C Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the L/C Advance to be made by such other Lender on such date.
     Section 3.3 Existing Letters of Credit. The Account Parties, the Fronting Banks and the Lenders agree that, as of the Restatement Effective Date:
     (a) Each Existing Letter of Credit described on Schedule 3.3 issued for the account of any Account Party under the Existing Credit Agreement and which remains outstanding as of the Restatement Effective Date shall be deemed Issued under this Agreement as of the Restatement Effective Date as a “Syndicated Letter of Credit” or “Participated Letter of Credit” under Tranche 1 or Tranche 2 all as set forth on such Schedule.
     (b) As soon as possible following the Restatement Effective Date, each Existing Letter of Credit that is a Syndicated Letter of Credit (an “Existing Syndicated Letter of Credit”) shall be amended to replace each Existing Lender under the Existing Credit Agreement with each applicable Lender party to this Agreement at the time of such amendment in accordance with each such Lender’s Ratable Share, it being understood for the avoidance of doubt that such amendment shall not be deemed a Credit Extension hereunder. Until an Existing Syndicated Letter of Credit has been amended in accordance with this Section 3.3(b), each Existing Lender shall be deemed to have sold and transferred to each Tranche 1 Lender or Tranche 2 Lender, as the case may be, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Existing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Share, in such existing Syndicated Letter of Credit, each drawing made thereunder, the obligations of any Account Party under this Agreement with respect thereto and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments of the Lenders hereunder, it is hereby agreed that, with respect to all outstanding Existing Syndicated Letters of Credit and unpaid drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.3(b) to reflect the new Ratable Share of each Lender. No Credit Party shall be obligated to pay any fees or increase in fees as a result of any of the actions taken pursuant to this Section 3.3(b) other than the customary fees Wachovia requires in connection with the amendment of letters of credit.
     Section 3.4 Conditions Precedent to the Issuance of Letters of Credit. No Issuing Bank shall be under any obligation to Issue any Letter of Credit and no Lender shall have any obligation to make L/C Advances to reimburse the applicable Fronting Bank for amounts drawn under any Participated Letter of Credit if:
     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuance of such Letter of Credit or any Requirement of Law applicable to such Issuing Bank or any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon it with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank or any Lender is not otherwise compensated) not in effect on the Restatement Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to it as of the Restatement Effective Date;
     (ii) with respect to the issuance of a Tranche 1 Letter of Credit, the limitation on amounts set forth under Section 2.1(a) will be exceeded, immediately after giving effect thereto;
     (iii) with respect to the issuance of a Tranche 2 Letter of Credit, the limitation on amounts set forth under Section 2.1(b) will be exceeded, immediately after giving effect thereto;
     (iv) such issuance would be prohibited under Section 2.15(g);
     (v) the Administrative Agent shall have delivered the written notice of nonrenewal described in Section 3.1(c) and Section 3.2(c);
     (vi) the Administrative Agent has received written notice from the applicable Fronting Bank or the Required Lenders, as the case may be, or Platinum Holdings, on or prior to the Business Day prior to the requested date of the issuance of such Letter of Credit, that one or more of the applicable conditions under Section 4.2 is not then satisfied;
     (vii) the expiry date of such Letter of Credit would occur more than twelve months after the date of issuance or last extension unless the Required Lenders have approved such expiry date;
     (viii) the expiry date of such Letter of Credit is less than seven Business Days prior to the applicable Final Maturity Date, unless all of the Lenders have approved such expiry date in writing;

     (ix) such Letter of Credit is not substantially in the form of Exhibit C-1 or Exhibit C-2 hereto, as the case may be, or is not otherwise in form and substance reasonably acceptable to the Administrative Agent and the applicable Fronting Bank; provided that the Administrative Agent and, in respect of any change to a Participated Letter of Credit, the applicable Fronting Bank can and will agree to reasonable changes to such form, not adverse to the interests of the Lenders, requested by any beneficiary or applicable insurance regulator;
     (x) such Letter of Credit is denominated in a currency other than Dollars or a Foreign Currency;
     (xi) with respect to the issuance of a Participated Letter of Credit, a default of any Lender’s obligations to fund under Section 3.2(f) exists or any Lender is at such time a Defaulting Lender hereunder, unless the applicable Fronting Bank has entered into satisfactory arrangements with the Account Parties or such Lender to eliminate such Fronting Bank’s risk with respect to such Lender; or
     (xii) a Default or Event of Default has occurred and is continuing.
     Section 3.5 Obligations Absolute. The obligations of each Account Party to reimburse with respect to a L/C Disbursement under any Letter of Credit of such Account Party and of any Lender to reimburse any Fronting Bank with respect to any L/C Disbursement made by such Fronting Bank under any Participated Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and any Letter of Credit Document under all circumstances, including, without limitation, the following circumstances:
     (i) any lack of validity or enforceability of this Agreement, any other Credit Document, any Letter of Credit Document or any other agreement or instrument relating thereto;
     (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Account Party in respect of any Letter of Credit Document or any other amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents;
     (iii) the existence of any claim, set-off, defense or other right that any Account Party may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any other Letter of Credit Document or any unrelated transaction;
     (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

     (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;
     (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of any Account Party; or
     (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Account Party, any Guarantor or a guarantor, other than as may be expressly set forth in this Agreement.
     Neither the Administrative Agent, any Fronting Bank nor any Lender nor any of their Related Parties shall have any liability or responsibility to any Credit Party by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the Administrative Agent, a Fronting Bank or a Lender from liability to an Account Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Account Party to the extent permitted by applicable law) suffered by such Account Party that are caused by the gross negligence or willful misconduct of the Administrative Agent, a Fronting Bank or a Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
     Section 3.6 Interest. Unless each Account Party reimburses each L/C Disbursement made in respect of Letters of Credit issued for its account in full on the date such L/C Disbursement is made, the unpaid amount of the Reimbursement Obligation thereof shall bear interest from the date of each L/C Disbursement until such amount shall be paid in full at the rate per annum then applicable to Base Rate Loans (plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business Day after the date of such L/C Disbursement).
     Section 3.7 Interest Rate Determination. The Administrative Agent shall give prompt notice to the applicable Account Party and the applicable Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 3.6.
     Section 3.8 Collateralization of Letters of Credit.
     (a) At any time and from time to time (i) after the occurrence and during the continuance of an Event of Default and (ii) on the Final Maturity Date, each Account Party shall deliver to the Administrative Agent as cash collateral an amount in cash equal to the aggregate Stated Amount of all Tranche 1 Letters of Credit of such Account Party outstanding at such time (whether or not any beneficiary under any Tranche 1 Letter of Credit shall have drawn or be entitled at such time to draw thereunder). The Administrative Agent shall deposit such cash in a special collateral account of such Account Party pursuant to arrangements satisfactory to the Administrative Agent (such account, the “Cash Collateral Account”) for the benefit of the Administrative Agent, the Fronting Banks and the Lenders.
     (b) At any time and from time to time (i) after the occurrence and during the continuance of an Event of Default and (ii) on the Final Maturity Date, each Account Party shall deliver to the Administrative Agent as cash collateral an amount in cash equal to (x) the aggregate Stated Amount of all Tranche 2 Letters of Credit of such Account Party outstanding at such time (whether or not any beneficiary under any Tranche 2 Letter of Credit shall have drawn or be entitled at such time to draw thereunder) minus (y) the aggregate portion of the Borrowing Base in such Account Party’s Custodial Account consisting of cash at such time, and such cash shall be deposited in such Account Party’s Cash Collateral Account for the benefit of the Administrative Agent, the Fronting Banks and the Lenders.
     (c) At any time and from time to time pursuant to Section 2.6(b) or (c), each Credit Party shall deliver to the Administrative Agent such additional amount of cash and Cash Equivalents to the extent required by such Sections as cover for the aggregate Tranche 1 Letter of Credit Exposure or Tranche 2 Letter of Credit Exposure of such Credit Party, as the case may be, and such cash shall be deposited in such Credit Party’s Cash Collateral Account for the benefit of the Administrative Agent, the Fronting Banks and the Lenders.
     (d) In the event that, at any time, there has been a material adverse effect upon the ability of any Credit Party to perform its payment or other material obligations under this Agreement or any of the other Credit Documents or there exists any event, condition or state of facts known to such Credit Party that would reasonably be expected to result in such material adverse effect, such Credit Party shall immediately deposit Eligible Collateral into a Custodial Account and/or cash collateral into its Cash Collateral Account in an amount equal to the aggregate Tranche 1 Letter of Credit Exposure attributable to such Account Party outstanding at such time (whether or not any beneficiary under any Tranche 1 Letter of Credit shall have drawn or be entitled at such time to draw thereunder).
     (e) Each Account Party hereby grants to the Administrative Agent, for the benefit of the Fronting Banks and the Lenders, a Lien upon and security interest in its Cash Collateral Account and all amounts held therein from time to time as security for the Tranche 1 Letter of Credit Exposure and the Tranche 2 Letter of Credit Exposure of such Account Party, and for application to its aggregate Reimbursement Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account for the benefit of the Fronting Banks and the Lenders and such Account Party shall have no interest therein except as set forth in Section 3.8(f). Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of such Account Party (unless a Default or Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account.

     (f) In the event of a drawing, and subsequent payment by any Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the applicable Cash Collateral Account, the Administrative Agent will deliver to such Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse such Issuing Bank therefor. Any amounts remaining in any Cash Collateral Account (including interest and profits) after the expiration of the Letters of Credit of the applicable Account Party and reimbursement in full of the Issuing Banks for all of their respective obligations thereunder shall be held by the Administrative Agent, for the benefit of such Account Party, to be applied against the Obligations of such Account Party in such order and manner as the Administrative Agent may direct. If any Account Party is required to provide cash collateral pursuant to Section 2.6(b) or (c), such amount (including interest and profits), to the extent not applied as aforesaid, shall be returned to such Account Party, provided that after giving effect to such return (i) the aggregate Tranche 1 Credit Exposure would not exceed the aggregate Tranche 1 Commitments at such time and the aggregate Tranche 2 Letter of Credit Exposure would not exceed the aggregate Tranche 2 Commitments at such time and (ii) no Default or Event of Default shall have occurred and be continuing at such time. If any Account Party is required to provide cash collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Account Party within three (3) Business Days after all Events of Default have been cured or waived. If any Account Party is required to provide cash collateral under Section 3.8(b) and as a result, the Borrowing Base of such Account Party exceeds the aggregate Stated Amount of all Tranche 2 Letters of Credit of such Account Party outstanding at such time, Eligible Collateral in an amount equal to such excess shall be promptly returned to such Account Party.
     Section 3.9 Use of Letters of Credit. The Letters of Credit shall be available and each Account Party agrees that it shall use its Letters of Credit solely to support its own obligations primarily under the Reinsurance Agreements to which it is a party.
ARTICLE IV
CONDITIONS PRECEDENT
     Section 4.1 Conditions Precedent to the Restatement Effective Date. The obligations of the Tranche 1 Lenders to make Loans and of the Issuing Banks to issue Letters of Credit shall not become effective until the date (the “Restatement Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 11.5):
     (a) On the Restatement Effective Date, (i) Platinum Holdings, each Subsidiary Credit Party, the Administrative Agent and each Lender shall have signed a counterpart of this Agreement and shall have delivered (or transmitted by telecopy) the same to the Administrative Agent at its Payment Office; and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender that has requested the same the appropriate Note or Notes, executed by each Borrower, in each case, in the amount, maturity and as otherwise provided herein;

     (b) On the Restatement Effective Date, the Administrative Agent shall have received (i) an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Restatement Effective Date, from Dewey Ballantine LLP, special New York counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit G-1, (ii) an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Restatement Effective Date, from Conyers Dill & Pearman, special Bermuda counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit G-2 and (iii) an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Restatement Effective Date, from Slaughter and May, special England and Wales counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit G-3 and (iv) an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Restatement Effective Date, from Funk & Bolton, special Maryland counsel to Platinum US, which opinion shall cover the matters contained in Exhibit G-4;
     (c) On the Restatement Effective Date, the Administrative Agent shall have received a certificate, signed by a Responsible Officer of each Credit Party, in form and substance satisfactory to the Administrative Agent, certifying that (i) all representations and warranties of such Credit Party contained in this Agreement and the other Credit Documents are true and correct in all material respects as of the Restatement Effective Date (except representations and warranties which relate solely to a specific earlier date, which shall have been true and correct in all material respects as of such earlier date), (ii) there are no material insurance regulatory proceedings pending or threatened in writing against Platinum Holdings or any Insurance Subsidiary in any jurisdiction; (iii) with respect to Platinum Holdings only, no Default or Event of Default exists as of the Restatement Effective Date; and (iv) with respect to Platinum Holdings only, there has not occurred since December 31, 2005 any event or circumstance that has resulted or in the judgment of such officer would reasonably be expected to result in a Material Adverse Effect;
     (d) On the Restatement Effective Date, the Administrative Agent shall have received a certificate of the secretary or an assistant secretary of each Credit Party, in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such Credit Party, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws or similar governing document of such Credit Party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Credit Party authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of such Credit Party executing this Agreement or any of the other Credit Documents, and attaching all such copies of the documents described above;

     (e) On or prior to the Restatement Effective Date, the Administrative Agent shall have received counterparts of the Security Agreement executed by each Account Party, together with:
     (i) all documents and instruments, including Uniform Commercial Code financing statements where applicable, required by law in each jurisdiction reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement;
     (ii) results of a recent search of the Uniform Commercial Code (or equivalent) filings made with respect to each Account Party in the jurisdictions contemplated in clause (i) above (including, without limitation, Washington D.C. and Bermuda) and in such other jurisdictions in which Collateral is located on the Restatement Effective Date which may be reasonably requested by the Administrative Agent, and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by the Credit Documents or have been released; and
     (iii) for each Custodial Account, an Account Control Agreement with the applicable Custodian in the form specified in the Security Agreement (appropriately completed), with such changes thereto as may be reasonably acceptable to the Administrative Agent and each such Account Control Agreement shall be in full force and effect;
     (f) All approvals, permits and consents of any Governmental Authorities (including, without limitation, all relevant Insurance Regulatory Authorities) or other Persons required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained (without the imposition of conditions that are not reasonably acceptable to the Administrative Agent), and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have requested and such documents and papers where appropriate to be certified by proper corporate or governmental authorities; all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Agreement, any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby, or that would reasonably be expected to have a Material Adverse Effect;
     (g) Since December 31, 2005, both immediately before and after giving effect to the making of the initial Credit Extensions (if any), there shall not have occurred any event having a Material Adverse Effect, or any event, condition or state of facts that would reasonably be expected to result in a Material Adverse Effect;

     (h) On the Restatement Effective Date, there shall exist no Default or Event of Default, and all representations and warranties made by each Credit Party contained herein or in any other Credit Document shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date);
     (i) Platinum Holdings shall have paid (i) to the Arranger and Wachovia, the fees specified in the Fee Letter to be paid to them on the Restatement Effective Date, (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in the Fee Letter, and (iii) all other fees and reasonable expenses of the Arranger, the Administrative Agent and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the Restatement Effective Date (including, without limitation, legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby;
     (j) Platinum Holdings shall have delivered a Compliance Certificate calculated on a pro forma basis as of June 30, 2006 after giving effect to the making of the initial Credit Extensions (if any);
     (k) The Administrative Agent shall have received satisfactory confirmation from A.M. Best Company that the current Financial Strength Rating of each Insurance Subsidiary that has such a rating is “A-” or better;
     (l) The Administrative Agent shall have received an Account Designation Letter from an Authorized Officer of each Borrower;
     (m) Wachovia shall have received all amounts owing to Wachovia from the Credit Parties in respect of the Existing Letters of Credit as of the Restatement Effective Date; and
     (n) The Administrative Agent shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.
     Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.
     Section 4.2 Conditions Precedent to All Credit Extensions. The obligation of each Lender and each Fronting Bank to make any Credit Extension shall be subject to the prior or concurrent satisfaction (in form and substance reasonably satisfactory to the Administrative Agent) of each of the conditions precedent set forth below:
     (a) The Restatement Effective Date shall have occurred;

     (b) The applicable Credit Party shall have delivered a Notice of Borrowing in accordance with Section 2.2(b) or a Letter of Credit Notice in accordance with Section 3.1(b) or Section 3.2(b), as applicable. In the event such Credit Extension is pursuant to the Tranche 2 Commitments, the applicable Credit Party shall have delivered a Borrowing Base Report on the Business Day immediately preceding the proposed date of Issuance of a Tranche 2 Letter of Credit;
     (c) Each of the representations and warranties set forth in this Agreement and in the other Credit Documents shall be true and correct in all material respects on and as of the date of any Credit Extension, with the same effect as if made on and as of such date, both immediately before and after giving effect to Credit Extension (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date);
     (d) With respect to the making of any Credit Extension, the limitation on amounts set forth under Section 2.1 will not be exceeded immediately after giving effect thereto;
     (e) With respect to the Issuance of any Letter of Credit, the applicable conditions in Section 3.4 have been satisfied;
     (f) With respect to the applicable Credit Party, there has been no material adverse effect upon the ability of such Credit Party to perform its payment or other material obligations under this Agreement or any of the other Credit Documents and there exists no event, condition or state of facts that would reasonably be expected to result in such material adverse effect; and
     (g) No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to such Credit Extension.
     Each giving of a Notice of Borrowing or a Letter of Credit Notice, and the consummation of each Credit Extension, shall be deemed to constitute a representation and warranty by the applicable Credit Party that the statements contained in Section 4.2(c) through Section 4.2(g) above are true, both as of the date of such notice or request and as of the date such Credit Extension is made.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     To induce the Administrative Agent, the Fronting Banks and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby and the Issuing Banks to issue Letters of Credit, each of the Credit Parties (solely as to itself and its Subsidiaries) represents and warrants to the Administrative Agent, the Fronting Banks and the Lenders as follows:
     Section 5.1 Organization and Power. Each of Platinum Holdings and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the full corporate power and authority to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 5.2 Authorization; Enforceability. Each of the Credit Parties has the full corporate power and authority to execute, deliver and perform its obligations under the Credit Documents to which it is or will be a party and has taken all necessary corporate action to execute, deliver and perform its obligations under each of the Credit Documents to which it is or will be a party, and has, or on the Restatement Effective Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Agreement constitutes, and each of the other Credit Documents upon execution and delivery by each Credit Party that is a party thereto will constitute, the legal, valid and binding obligation of each Credit Party that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles regardless of whether enforceability is considered in a proceeding in equity or at law.
     Section 5.3 No Violation. The execution, delivery and performance by each Credit Party of this Agreement and each of the other Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its certificate of incorporation or bylaws, (ii) contravene any other Requirement of Law applicable to it, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any material indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iv) except for the Liens granted in favor of the Administrative Agent pursuant hereto or to the Security Documents, result in or require the creation or imposition of any Lien upon any of its properties or assets, other than, in the case of clauses (ii), (iii) and (iv), such contraventions, conflicts, breaches, defaults and creation or imposition of Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 5.4 Governmental and Third-Party Authorization; Permits.
     (a) No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each Credit Party of this Agreement or any of the other Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than filings of Uniform Commercial Code financing statements, the filing of a charge with the Registrar of Companies in Bermuda and with the Registrar of Companies in England and Wales and other instruments and actions necessary to perfect the Liens created by the Security Documents, other than such consents, approvals, authorizations and other actions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b) Each of the Credit Parties and their respective Subsidiaries has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     (c) Schedule 5.4 lists with respect to each Insurance Subsidiary, as of the Restatement Effective Date, all of the jurisdictions in which such Insurance Subsidiary holds licenses (including, without limitation, licenses or certificates of authority from relevant Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business (collectively, the “Licenses”), and indicates the type or types of insurance in which each such Insurance Subsidiary is permitted to be engaged with respect to each License therein listed. (i) No such License is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, and (ii) no such suspension, revocation or limitation is threatened in writing by any relevant Insurance Regulatory Authority, that, in each instance under (i) and (ii) above, would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Restatement Effective Date, no Insurance Subsidiary transacts any insurance business, directly or indirectly, in any jurisdiction other than those listed on Schedule 5.4, where such business requires any license, permit or other authorization of an Insurance Regulatory Authority of such jurisdiction except to the extent that the failure to have any such license, permit or other authorization would not reasonably be expected to have a Material Adverse Effect..
     Section 5.5 Litigation. Except as disclosed in the 2005 Form 10-K of Platinum Holdings and as supplemented in written disclosure to the Administrative Agent delivered prior to execution of this Agreement, there are no actions, investigations, suits or proceedings pending or, to the knowledge of the Credit Parties, threatened, at law or in equity before any Governmental Authority or in arbitration, against or affecting any Credit Party, any of their respective Subsidiaries or any of their respective properties (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) with respect to this Agreement or any of the other Credit Documents.
     Section 5.6 Taxes. Each of the Credit Parties and their respective Subsidiaries has timely filed all federal, state, local and foreign tax returns and reports required to be filed by it and has paid all Taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than (i) those Taxes, assessments, fees and other charges that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP, or (ii) where the failure to file such returns and reports or the failure to pay such Taxes, assessments, fees and other charges would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such returns are true, correct and complete in all material respects. There is no ongoing audit or examination or other investigation by any Governmental Authority of the tax liability of any Credit Party or any of their respective Subsidiaries the outcome of which would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.6, there is no unresolved claim by any Governmental Authority concerning the tax liability of any Credit Party or any of their respective Subsidiaries for any period for which tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with GAAP or that would not reasonably be expected to have a Material Adverse Effect.
     Section 5.7 Subsidiaries.
     (a) Set forth on Schedule 5.7 is a complete and accurate list of all of the Subsidiaries of Platinum Holdings as of the Restatement Effective Date, together with, for each such Subsidiary, and, as to each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding direct ownership interests in such Subsidiary and (iii) the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule 5.7, each of Platinum Holdings and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 5.7.
     (b) No Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to any Credit Party or any other Subsidiary, to make loans or advances to any Credit Party or any other Subsidiary, or to transfer any of its assets or properties to any Credit Party or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.
     Section 5.8 Full Disclosure. No written statement, certificate, exhibit or report (other than financial projections and forecasts) furnished to the Administrative Agent or any Lender by or on behalf of the Credit Parties for purposes of or in connection with this Agreement, the other Credit Documents and the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Written statements, certificates, exhibits and reports furnished to the Administrative Agent or any Lender by or on behalf of the Credit Parties consisting of financial projections and forecasts were prepared based on good faith estimates and reasonable assumptions of the management of Platinum Holdings, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
     Section 5.9 Margin Regulations. No Credit Party or any of their respective Subsidiaries is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose that would violate or be inconsistent with Regulations T, U or X or Section 7 of the Exchange Act.
     Section 5.10 No Material Adverse Effect. There has been no Material Adverse Effect since December 31, 2005, and there exists no event, condition or state of facts that would reasonably be expected to result in a Material Adverse Effect.

     Section 5.11 Financial Matters.
     (a) Platinum Holdings has heretofore furnished to the Administrative Agent copies of (i) the audited consolidated balance sheets of Platinum Holdings and its Subsidiaries as of December 31, 2005, 2004 and 2003 and the related statements of income, stockholders’ equity and cash flows for the fiscal years or period then ended, together with the opinion of KPMG thereon, and (ii) the unaudited consolidated balance sheet of Platinum Holdings and its Subsidiaries as of June 30, 2006, and the related statements of income, stockholders’ equity and cash flows for the six-month period then ended. Such consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (subject, with respect to the unaudited financial statements, to the absence of notes required by such accounting principles and to normal year end adjustments) and present fairly, in all material respects, the financial position of Platinum Holdings and its Subsidiaries, and the results of their operations and their cash flows, as of the dates and for the periods indicated. Except for liabilities and obligations disclosed or provided for in the most recent financial statements referred to above and the notes thereto or the most recent financial statements and the notes thereto delivered pursuant to Section 6.1, as of the date of such financial statements, none of the Credit Parties had any material liability or obligation that, in accordance with GAAP, would have been required to have been disclosed or provided for in such financial statements or the notes thereto.
     (b) Platinum Holdings has heretofore furnished to the Administrative Agent copies of (i) the Annual Statements of each Material Insurance Subsidiary as of December 31, 2005 and 2004 and for the fiscal years then ended, each as filed with the relevant Insurance Regulatory Authority, and (ii) the Quarterly Statement of Platinum US as of June 30, 2006, and for the six-month period then ended, each as filed with the relevant Insurance Regulatory Authority (collectively, the “Historical Statutory Statements”). The Historical Statutory Statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared, in all material respects, in accordance with SAP (except as may be reflected in the notes thereto and subject, with respect to the Quarterly Statements, to the absence of notes required by SAP and to normal year end adjustments), were in all material respects, in compliance with applicable Requirements of Law when filed and present fairly in all material respects the financial condition of the respective Material Insurance Subsidiaries covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flows of the respective Material Insurance Subsidiaries covered thereby for the respective periods then ended. Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), no Material Insurance Subsidiary had, as of the date of its respective Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with SAP, would have been required to have been disclosed or provided for in such Historical Statutory Statements.

     Section 5.12 ERISA.
     (a) Each of the Credit Parties and their ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA, and each Plan is and has been administered in compliance in all respects with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Code, except for any noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No ERISA Event (i) has occurred within the five-year period prior to the Restatement Effective Date and is continuing, or (ii) to the knowledge of any Credit Party, is reasonably expected to occur with respect to any Plan, in either case that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Plan has any Unfunded Pension Liability as of the date of the most recent actuarial report applicable thereto, and no Credit Party or any of their respective ERISA Affiliates has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA, in either instance where the same would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     (b) No Credit Party nor any of their respective ERISA Affiliates has had a complete or partial withdrawal from any Multiemployer Plan for which there exists unsatisfied withdrawal liability that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and no Credit Party nor any of their respective ERISA Affiliates would become subject to any withdrawal liability under ERISA that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect if such Credit Party or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date for the Multiemployer Plans. To the knowledge of each of the Credit Parties, no Multiemployer Plan is in “reorganization” or is “insolvent” within the meaning of such terms under ERISA.
     (c) Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except where the failure to do any of the foregoing has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All contributions required to be made with respect to a Foreign Pension Plan have been timely made, except where the failure to do any of the foregoing has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither Platinum Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan, except for any obligations which have not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the most recently ended fiscal year of Platinum Holdings on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities (any such excess a “value shortfall”), except for any such value shortfalls which have not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     Section 5.13 Environmental Matters. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither Platinum Holdings nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required for its business under any Environmental Law, or (ii) is involved in any suit, action or proceeding, or has received any written notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims.
     Section 5.14 Compliance With Laws. Each of the Credit Parties and their respective Subsidiaries has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except for any failure to timely file, any failure to retain and any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 5.15 Regulated Industries. No Credit Party is (i) an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
     Section 5.16 Insurance. The assets, properties and business of each of the Credit Parties and their respective Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.
     Section 5.17 OFAC; PATRIOT Act.
     (a) No Credit Party or their respective Subsidiaries, in each case that is subject to OFAC, is a Sanctioned Person or does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC that are applicable to it.
     (b) Each of the Credit Parties and their respective Subsidiaries, in each case that is subject to the PATRIOT Act, is in compliance in all material respects with the provisions of the PATRIOT Act that are applicable to it. No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     Section 5.18 Security Documents. The Security Documents create a valid and enforceable security interest in and Lien upon all right, title and interest of each Account Party that is a party thereto in and to the Collateral purported to be pledged by it thereunder and described therein, superior to and prior to the rights of all third persons and subject to no other Liens except as specifically permitted therein. Other than the filing of a charge with the Bermuda Registrar of Companies and delivery of the prescribed particulars of charge in the prescribed form to the Registrar of Companies for England and Wales, no filings or recordings are required in order to ensure the enforceability, perfection or priority of the security interests created under the Security Documents, except for filings or recordings which shall have been previously made.
     Section 5.19 Stamp Taxes. Other than the filing of a charge with the Bermuda Registrar of Companies and delivery of the prescribed particulars of charge in the prescribed form to the Registrar of Companies for England and Wales, no filings or recordings are required in order to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any Notes evidencing Loans made (or to be made), and no stamp or similar tax is required to be paid on the entering into of this Agreement or such Notes or upon the filing or recording of any Credit Document required to be filed or recorded in any such jurisdiction, other than (i) such filings and recordations that have already been made and such stamp or similar taxes that have been paid and (ii) any stamp tax or duty in the United Kingdom due in connection with any assignment under this Agreement.
ARTICLE VI
AFFIRMATIVE COVENANTS
     Until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder, each of the Credit Parties (solely as to itself and its Subsidiaries) covenants and agrees that,:
     Section 6.1 GAAP Financial Statements. Platinum Holdings will deliver to each Lender:
     (a) As soon as available and in any event within forty-five (45) days (or, if earlier and if applicable to Platinum Holdings, the fifth Business Day following the quarterly report deadline under the Exchange Act rules and regulations) after the end of each of the first three fiscal quarters of each fiscal year, beginning with the third fiscal quarter of fiscal year 2006, unaudited consolidated and consolidating balance sheets of Platinum Holdings and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated and consolidating statements of income and unaudited consolidated statements of comprehensive income, cash flows and changes in shareholders’ equity for Platinum Holdings and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; and
     (b) As soon as available and in any event within ninety (90) days (or, if earlier and if applicable to Platinum Holdings, the fifth Business Day following the annual report deadline under the Exchange Act rules and regulations) after the end of each fiscal year, beginning with fiscal year ending December 31, 2006, an audited consolidated and unaudited consolidating balance sheet of Platinum Holdings and its Subsidiaries as of the end of such fiscal year and the related audited consolidated and unaudited consolidating statements of income and unaudited consolidated statements of comprehensive income, cash flows and shareholders’ equity for Platinum Holdings and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative consolidated figures as of the end of and for the preceding fiscal year, all in reasonable detail and (with respect to the audited statements) certified by the independent certified public accounting firm regularly retained by Platinum Holdings or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, together with (y) a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such consolidated financial statements present fairly, in all material respects, the financial position of Platinum Holdings and its Subsidiaries, and the results of their operations and their cash flows, as of the dates and for the periods indicated, in accordance with accounting principles generally accepted in the United States of America, and (z) a letter from such accountants to the effect that, based on and in connection with their examination of the financial statements of Platinum Holdings and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any Default or Event of Default relating to accounting or financial reporting matters (which certificate may be limited to the extent required by accounting rules or guidelines), or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their audit.
     Section 6.2 Statutory Financial Statements. Platinum Holdings will deliver to each Lender as soon as available and in any event within five Business Days after the required filing date, an Annual Statement of each of its Material Insurance Subsidiaries as of the end of each fiscal year beginning with the fiscal year ending December 31, 2006, and a Quarterly Statement of Platinum US as of the end of each fiscal quarter beginning with the fiscal quarter ending June 30, 2006, in each case in the form filed with the Insurance Regulatory Authority in its jurisdiction of domicile, prepared in accordance with SAP, or, at the option of Platinum Holdings with respect to Platinum Bermuda, prepared in accordance with GAAP, in each case applied on a basis consistent with that of the preceding reporting period or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year.
     Documents required to be delivered pursuant to Section 6.1, Section 6.2 or Section 6.3(c) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Platinum Holdings posts such documents, or provides a link thereto, on a website on the internet at a website address previously specified to the Administrative Agent and the Lenders; or (ii) on which such documents are posted on behalf of Platinum Holdings on SyndTrak or another relevant website, if any, to which each of the Administrative Agent and each Lender has access; provided that (x) upon the request of the Administrative Agent or any Lender lacking access to the internet or SyndTrak, Platinum

Holdings shall deliver paper copies of such documents to the Administrative Agent or such Lender (until a written request to cease delivering paper copies is given by the Agent or such Lender) and (y) Platinum Holdings shall notify (which may be by a facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any documents. The Administrative Agent shall have no obligation to request the delivery of, or to maintain copies of, the documents referred to in the proviso to the immediately preceding sentence or to monitor compliance by Platinum Holdings with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     Section 6.3 Other Business and Financial Information. Platinum Holdings will deliver to each Lender:
     (a) Concurrently with each delivery of the financial statements described in Section 6.1, a Compliance Certificate in the form of Exhibit D with respect to the period covered by the financial statements then being delivered, executed by a Financial Officer of Platinum Holdings, together with a Covenant Compliance Worksheet reflecting the computation of the respective financial covenants set forth in Article VII of this Agreement as of the last day of the period covered by such financial statements;
     (b) Promptly upon filing with the relevant Insurance Regulatory Authority and in any event within 150 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2006, a copy of each Material Insurance Subsidiary’s “Statement of Actuarial Opinion” as to the adequacy of such Material Insurance Subsidiary’s loss reserves as of such fiscal year-end, together with a copy of its management discussion and analysis in connection therewith (but only if and to the extent required by the applicable Insurance Regulatory Authority with regard to such Material Insurance Subsidiary), each in the format prescribed by the applicable insurance laws of such Material Insurance Subsidiary’s jurisdiction of domicile;
     (c) Promptly after and in any event no later than the fifth Business Day after the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that Platinum Holdings or any of its Material Subsidiaries shall send or make available generally to its shareholders, (ii) all reports (other than earnings press releases) on Form 10-Q, Form 10-K or Form 8-K (or their successor forms) or registration statements and prospectuses (other than on Form S-8 or its successor form) that Platinum Holdings or any of its Material Subsidiaries shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, (iii) all reports on Form A (or any successor form) that any Material Insurance Subsidiary shall file with any Insurance Regulatory Authority, (iv) all material reports on examination or similar material reports, financial examination reports or market conduct examination reports by the NAIC or any Insurance Regulatory Authority or other Governmental Authority with respect to any Material Insurance Subsidiary’s insurance business, and (v) all material filings made under applicable state insurance holding company acts by Platinum Holdings or any of its Material Subsidiaries, including, without limitation, filings seeking approval of transactions with Affiliates;
     (d) Promptly after (and in any event within five Business Days after (or within three Business Days after in the case of clause (i) below)) any Responsible Officer of any Borrower obtaining knowledge thereof, written notice of any of the following:

     (i) the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of such Borrower specifying the nature of such Default or Event of Default, the period of existence thereof and the action that such Borrower has taken and proposes to take with respect thereto;
     (ii) the institution or threatened institution of any action or suit against or affecting Platinum Holdings or any of its Subsidiaries, or any investigation or proceeding by any Insurance Regulatory Authority or other Governmental Authority (other than inquiries and routine periodic investigations or reviews), that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 5.5 or this subsection (d);
     (iii) the receipt by Platinum Holdings or any of its Subsidiaries from any Insurance Regulatory Authority or other Governmental Authority of (i) any written notice asserting any failure by Platinum Holdings or any of its Subsidiaries to be in compliance with applicable Requirements of Law or that threatens the taking of any action against Platinum Holdings or such Subsidiary or sets forth circumstances that, if taken or adversely determined, would reasonably be expected to have a Material Adverse Effect, or (ii) any written notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of Platinum Holdings or any of its Subsidiaries, where such action would reasonably be expected to have a Material Adverse Effect;
     (iv) the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of Platinum Holdings specifying the details of such ERISA Event and the action that Platinum Holdings has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to Platinum Holdings or such ERISA Affiliate with respect to such ERISA Event;
     (v) that any material contribution required to be made with respect to a Foreign Pension Plan has not been timely made, or that Platinum Holdings or any Subsidiary of Platinum Holdings may incur any material liability pursuant to any Foreign Pension Plan.
     (vi) the occurrence of any decrease in (y) the rating given by either Standard & Poor’s or Moody’s with respect to any Insurance Subsidiary’s claims paying ability or financial strength rating or (z) the rating given to any Insurance Subsidiary by A.M. Best Company;
     (vii) the occurrence of any actual changes in any insurance statute or regulation governing the investment or dividend practices of any Insurance Subsidiary that would reasonably be expected to have a Material Adverse Effect; and

     (viii) any other matter or event that has, or would reasonably be expected to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of Platinum Holdings setting forth the nature and period of existence thereof and the action that Platinum Holdings has taken and proposes to take with respect thereto;
     (e) Promptly, notice of the receipt by Platinum Holdings or any of its Subsidiaries of any written notice of any denial of coverage or claim, litigation or arbitration with respect to any Reinsurance Agreement to which it is a ceding party, involving unreserved claims in excess of 10% of Consolidated Tangible Net Worth; and
     (f) As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of Platinum Holdings or any of its Material Subsidiaries (including any Plan or Foreign Pension Plan and any information required to be filed under ERISA) as the Administrative Agent or any Lender may from time to time reasonably request.
     Section 6.4 Corporate Existence; Franchises; Maintenance of Properties. The Credit Parties will, and will cause each of their Material Subsidiaries to, (i) except as expressly permitted otherwise by Section 8.1, maintain and preserve in full force and effect its legal existence, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, (iii) continue to conduct and operate its businesses substantially as conducted and operated during the present and preceding fiscal years and (iv) keep all material properties in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced.
     Section 6.5 Compliance with Laws. The Credit Parties will, and will cause each of their respective Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply would not have, or reasonably be expected to have, a Material Adverse Effect.
     Section 6.6 Payment of Obligations. The Credit Parties will, and will cause each of their respective Subsidiaries to, (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect, and (ii) pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of any Credit Party or any of their respective Subsidiaries; provided, however, that no Credit Party or any of their respective Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which such Credit Party or such Subsidiary is maintaining adequate reserves with respect thereto in accordance with GAAP.

     Section 6.7 Insurance. The Credit Parties will, and will cause each of their respective Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated.
     Section 6.8 Maintenance of Books and Records; Inspection. The Credit Parties will, and will cause each of their respective Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP or SAP, as applicable, and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to and in the presence of (except during the continuance of an Event of Default) Platinum Holdings, the independent public accountants of Platinum Holdings and its Subsidiaries (and by this provision the Credit Parties authorize such accountants to discuss the finances and affairs of Platinum Holdings and its Subsidiaries), provided that such independent public accountants agree to participate in such discussions, all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested. Following the occurrence and during the continuance of an Event of Default, any of the Lenders and any of the Administrative Agent’s or any of the Lenders’ employees, agents, consultants or attorneys, may accompany the Administrative Agent on such visits, inspections or discussions.
     Section 6.9 Dividends. Each Borrower will take all action necessary to cause its Subsidiaries to make such dividends, distributions or other payments to it as shall be necessary for such Borrower to make payments of the principal of and interest on its Loans in accordance with the terms of this Agreement. In the event the approval of any Governmental Authority or other Person is required in order for any such Subsidiary to make any such dividends, distributions or other payments to such Borrower, or for such Borrower to make any such principal or interest payments, such Borrower will forthwith exercise its best efforts and take all actions permitted by law and necessary to obtain such approval.
     Section 6.10 OFAC; PATRIOT Act Compliance. Each Credit Party that is subject to OFAC will, and will cause each of its Subsidiaries that it is so subject to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.
     Section 6.11 Collateral.
     (a) Pursuant to the Security Documents and as collateral security for the payment and performance of its Tranche 2 Obligations, each Account Party shall grant and convey, or cause to be granted and conveyed, to the Administrative Agent for its benefit and the benefit of the

Tranche 2 Lenders, a Lien and security interest in, to and upon the Collateral, prior and superior to all other Liens except for Permitted Liens in favor of Custodians. Each Account Party shall cause the Collateral to be charged or pledged and be made subject to the Security Documents (in form and substance reasonably acceptable to the Administrative Agent) necessary for the perfection of the Lien and security interest in, to and upon the Collateral and for the exercise by the Administrative Agent and the Tranche 2 Lenders of their rights and remedies hereunder and thereunder.
     (b) Subject to Section 2.6(d), each Account Party shall at all times cause its respective Borrowing Base to equal or exceed the sum of the aggregate principal Dollar Amount of Tranche 2 Letter of Credit Exposure attributable to such Account Party at such time.
     (c) Each Account Party with Tranche 2 Letters of Credit outstanding which have been issued for its account shall deliver or cause to be delivered to the Administrative Agent a certificate executed by an Authorized Officer of such Account Party, in the form of Exhibit H or otherwise in a form reasonably satisfactory to the Administrative Agent (which form may vary depending on the frequency of the delivery of such certificate and subject to the review and verification by the Administrative Agent), setting forth the aggregate Tranche 2 Letter of Credit Exposure attributable to such Account Party, the fair market value of the Eligible Collateral by category and in the aggregate, the calculation of the Borrowing Base and such other information as the Administrative Agent may reasonably request (such certificate, a “Borrowing Base Report”), (A) on the Business Day immediately preceding the proposed date of Issuance of a Tranche 2 Letter of Credit, (B) within 10 Business Days after the end of each calendar month, (C) at and as of such other times as the Administrative Agent may reasonably request and (D) at such other times as the Account Parties may desire.
     Section 6.12 Further Assurances. Each of the Credit Parties will, and will cause each of their respective Material Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders to perfect and maintain the validity and priority of the Liens granted pursuant to the Security Documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Credit Documents.
ARTICLE VII
FINANCIAL COVENANTS
     Until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder, each of the Credit Parties (solely as to itself and its Subsidiaries) covenants and agrees that:

     Section 7.1 Maximum Consolidated Indebtedness to Total Capitalization. The ratio of Consolidated Indebtedness to Total Capitalization as of the last day of any fiscal quarter beginning with the fiscal quarter ending September 30, 2006 shall not be greater than 0.35 to 1.0.
     Section 7.2 Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth shall be at all times an amount not less than (i) the sum of (x) $1,000,000,000, plus (y) 50% of Consolidated Net Income for each fiscal year (beginning with the fiscal year ending December 31, 2006) for which Consolidated Net Income (measured at the end of each such fiscal year) is a positive amount plus (z) 50% of the aggregate increases in shareholders’ equity of Platinum Holdings after December 31, 2005 by reason of the issuance or sale of Capital Stock of Platinum Holdings (other than the issuance of Capital Stock by Platinum Holdings or any Subsidiary to their respective directors, officers and employees pursuant to employee benefit plans, employment agreements or other employment arrangements approved by the board of directors of Platinum Holdings or such Subsidiary) or the issuance and sale of Capital Stock of any Subsidiary of Platinum Holdings or other capital contribution to Platinum Holdings minus (ii) the amount of any extraordinary dividend payment or repurchase of Capital Stock of Platinum Holdings made during the term of this Agreement so long as and after giving effect thereto, (a) (1) for payments or repurchases made on or before December 31, 2006, Consolidated Tangible Net Worth is not less than $1,000,000,000, (2) for payments or repurchases made after December 31, 2006 but on or before December 31, 2007, Consolidated Tangible Net Worth is not less than $1,150,000,000 and (3) for payments or repurchases made thereafter, Consolidated Tangible Net Worth is not less than $1,250,000,000, (b) no Default or Event of Default has occurred and is continuing, and (c) each such payment or repurchase has been approved by the board of directors of Platinum Holdings.
ARTICLE VIII
NEGATIVE COVENANTS
     Until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder, each of the Credit Parties (solely as to itself and its Subsidiaries) covenants and agrees that:
     Section 8.1 Fundamental Changes. Except as permitted under Section 8.4, the Credit Parties will not, and will not permit or cause any of their respective Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that any Credit Party or any Subsidiary may merge into or consolidate with any other Person so long as (y) the surviving corporation is a Credit Party or a Wholly Owned Subsidiary of a Credit Party (and in any event, if a Credit Party is a party to such merger or consolidation, the surviving corporation shall be a Credit Party, it being understood and agreed that in the case of a merger or consolidation between a Subsidiary Credit Party with Platinum Holdings, the survivor corporation of such merger or consolidation shall be Platinum Holdings), and (z) immediately after giving effect thereto, no Default or Event of Default would occur or exist.

     Section 8.2 Indebtedness.
     (a) The Guarantors will not, create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for (i) the Obligations and (ii) other Indebtedness which is either incurred in connection with any Lien permitted under Section 8.3 or pari passu in right of payment with, or subordinated in right of payment to, the Obligations, so long as upon the incurrence thereof no Default or Event of Default would occur or exist.
     (b) No Subsidiary Credit Party will (other than Platinum Finance), and such Subsidiary Credit Parties will not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for:
     (i) the Obligations;
     (ii) Indebtedness existing on the Restatement Effective Date and described in Schedule 8.2 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
     (iii) Indebtedness of Subsidiaries of Platinum Holdings owing to Platinum Holdings or to other Subsidiaries of Platinum Holdings;
     (iv) Indebtedness consisting of current liabilities not for borrowed money incurred in the ordinary course of business;
     (v) Indebtedness which is incurred in connection with any Lien permitted under Section 8.3; and
     (vi) Unsecured Indebtedness other than any of the foregoing in an aggregate Dollar Amount outstanding at any time not to exceed $25,000,000; provided that (x) such Indebtedness does not contain any measures of financial performance (however expressed and whether stated as a covenant, as a ratio, as a fixed threshold, as an event of default, as a mandatory prepayment provision, or otherwise) which, taken as a whole, are materially more restrictive on the Subsidiary Credit Parties than those measures of financial performance contained in this Agreement and (y) upon the incurrence thereof no Default or Event of Default would occur or exist.
     Section 8.3 Liens. The Credit Parties will not, and will not permit or cause any of their respective Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than the following:
     (i) Liens in favor of the Administrative Agent and the Tranche 2 Lenders created by or otherwise existing under or in connection with this Agreement and the Security Documents;
     (ii) Permitted Liens;

     (iii) Liens in existence on the Restatement Effective Date and set forth on Schedule 8.3 and extensions, renewals and replacements thereof so long as the outstanding principal amount of the Indebtedness secured by any such Lien is not increased;
     (iv) Liens on Invested Assets of any Insurance Subsidiary securing obligations of such Insurance Subsidiary in respect of trust arrangements, withheld balances or any other collateral or security arrangements (other than letters of credit) entered into in the ordinary course of business;
     (v) Purchase money Liens upon real or personal property used by Platinum Holdings or any of its Subsidiaries in the ordinary course of its business, securing Indebtedness not to exceed $100,000,000 in principal Dollar Amount and incurred solely to pay all or a portion of the purchase price thereof (including in connection with capital leases, and including mortgages or deeds of trust upon real property and improvements thereon); provided that any such Lien (A) shall attach to such property concurrently with or within ninety (90) days after the acquisition thereof by Platinum Holdings or such Subsidiary, (B) shall not exceed the lesser of (y) the fair market value of such property or (z) the cost thereof to Platinum Holdings or such Subsidiary and (C) shall not encumber any other property of Platinum Holdings or any of its Subsidiaries;
     (vi) Liens securing any Indebtedness permitted under Section 8.2(b)(iii); and
     (vii) Liens not otherwise permitted by this Section 8.3 on obligations incurred by Platinum Holdings securing Indebtedness in an aggregate principal Dollar Amount not at any time exceeding 10% of Consolidated Tangible Net Worth.
     Section 8.4 Disposition of Assets. The Credit Parties will not, and will not permit or cause any of their respective Material Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets, business or properties (including, without limitation, any Capital Stock of any Subsidiary), or enter into any arrangement with any Person providing for the lease by any Credit Party or any Subsidiary as lessee of any asset that has been sold or transferred by such Credit Party or such Subsidiary to such Person, or agree to do any of the foregoing, except for:
     (i) sales of assets in the ordinary course of business for fair market value;
     (ii) the sale, lease or other disposition of assets by a Subsidiary of a Credit Party to such Credit Party or to another Wholly Owned Subsidiary, to the extent permitted by applicable Requirements of Law and each relevant Insurance Regulatory Authority; provided that (x) immediately after giving effect thereto, no Default or Event of Default would occur or exist, (y) unless permitted by Section 8.4(iii), in no event shall Platinum Holdings contribute, sell or otherwise transfer, or permit any Insurance Subsidiary to issue or sell, any of the Capital Stock of such Insurance Subsidiary to any Person other than a Credit Party, and (z) such sale or disposition would not adversely affect the ability of any Insurance Subsidiary party thereto to pay dividends or otherwise make distributions in respect of its Capital Stock; and

     (iii) the sale or disposition of assets outside the ordinary course of business, provided that such sales or dispositions shall not individually, or in the aggregate, exceed 20% of Consolidated Tangible Net Worth in any fiscal year; provided further that immediately after giving effect thereto, no Default or Event of Default would occur or exist.
     Section 8.5 Investments. The Credit Parties will not, and will not permit or cause any of their respective Subsidiaries to, make any Investments, except:
     (i) Investments held by such Credit Party or such Subsidiary in accordance with the Investment Policy;
     (ii) advances to officers, directors and employees of Platinum Holdings and its Subsidiaries, for travel, entertainment, relocation and analogous ordinary business purposes;
     (iii) Investments in Platinum Holdings or any Wholly-Owned Subsidiary of Platinum Holdings;
     (iv) Investments consisting of securities received in settlement of claims, the extension of trade credit, the creation of prepaid expenses, and the purchase of inventory, supplies, equipment and other assets, in each case by the Credit Parties and their respective Subsidiaries in the ordinary course of business;
     (v) Investments in reverse repurchase agreements and securities lending transactions;
     (vi) Investments in connection with Reinsurance Agreements or other insurance products in the ordinary course of business;
     (vii) Investments other than the foregoing, provided that the sum of the aggregate amount of such Investments and the Acquisition Amount of the Investments permitted under clause (viii) does not exceed 10% of Consolidated Tangible Net Worth; and
     (viii) Investments consisting of Acquisitions made by Platinum Holdings (directly, or indirectly through one or more Subsidiaries); provided that (a) immediately prior and after giving effect to each such Acquisition, no Default or Event of Default shall have occurred and be continuing and Platinum Holdings shall have delivered to the Administrative Agent a certificate of a Financial Officer to such effect; (b) at the time of each such Acquisition and after giving effect thereto, Platinum Holdings may not enter into such Acquisition if the aggregate Acquisition Amount to be paid by Platinum Holdings and its Subsidiaries in connection therewith, when added to the aggregate Acquisition Amount paid by Platinum Holdings and its Subsidiaries in connection with each other Acquisition permitted by this clause (viii) and the Investments permitted by clause (vii) consummated prior thereto but after the Restatement Effective Date, shall exceed 10% of Consolidated Tangible Net Worth, (c) in the case of an Acquisition of a Person, such Acquisition has been approved by the board of directors of such Person prior to the commencement of any tender offer, proxy contest or the like in respect thereof and (d) any Person or assets acquired pursuant hereto shall be in the insurance or reinsurance business.
     Section 8.6 Transactions with Affiliates. The Credit Parties will not, and will not permit or cause any of their respective Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of such Credit Party or such Subsidiary other than:
     (i) transactions between or among any of the Credit Parties and their Wholly-Owned Subsidiaries, between or among any of such Wholly-Owned Subsidiaries, or between or among any of the Credit Parties; and
     (ii) transactions with Affiliates in good faith in the ordinary course of any Credit Party’s business consistent with past practice and on terms no less favorable to such Credit Party or any Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from a Person that is not an Affiliate.
     Section 8.7 Restricted Payments. The Credit Parties will not, and will not permit or cause any of their respective Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock (other than the grant of stock options to any director, officer or employee of any Credit Party pursuant to a written plan or agreement), or set aside funds for any of the foregoing, except (i) that any Subsidiary may declare and pay dividends on or make distributions to a Credit Party or to a Wholly Owned Subsidiary or set aside funds for the foregoing and (ii) Platinum Holdings may declare and pay dividends on, make distributions in respect of or repurchase, redeem, retire or otherwise acquire its Capital Stock or set aside funds for the foregoing so long as no Default or Event of Default has occurred and is continuing before or after giving effect to the declaration or payment of such dividends, distributions, repurchases or other acquisitions.
     Section 8.8 Lines of Business. The Credit Parties will not, and will not permit or cause any of their respective Subsidiaries to, engage to any material extent in any business other than the reinsurance or insurance business and other businesses engaged in by the Credit Parties and their respective Subsidiaries on the date hereof or a business reasonably related thereto.
     Section 8.9 Fiscal Year. The Credit Parties will not, and will not permit or cause any of their respective Subsidiaries to, change the ending date of its fiscal year to a date other than December 31 unless (i) Platinum Holdings shall have given the Administrative Agent written notice of its intention to change such ending date at least sixty (60) days prior to the effective date thereof and (ii) prior to such effective date this Agreement shall have been amended to make any changes in the financial covenants and other terms and conditions to the extent necessary, in the reasonable determination of the Administrative Agent, to reflect the new fiscal year ending date.

     Section 8.10 Ratings. The Credit Parties (i) will cause each Insurance Subsidiary to maintain a Financial Strength Rating at all times and (ii) will not permit or cause the Financial Strength Rating of any Insurance Subsidiary to be lower than “B++” at any time.
     Section 8.11 Accounting Changes. The Credit Parties will not, and will not permit or cause any of their respective Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required or permitted by GAAP or SAP, as applicable.
     Section 8.12 Limitation on Certain Restrictions. The Credit Parties will not, and will not permit or cause any of their respective Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (i) the ability of such Credit Party to perform and comply with its obligations under the Credit Documents or (ii) the ability of any Subsidiary of such Credit Party to make any dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to such Credit Party or any other Subsidiary, to make loans or advances to such Credit Party or any other Subsidiary, or to transfer any of its assets or properties to such Credit Party or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of (a) the Credit Documents, and (b) applicable Requirements of Law.
     Section 8.13 Private Act. No Credit Party will become subject to a Private Act which, in the reasonable determination of the Administrative Agent, would be adverse in any material respect to the rights or interests of the Lenders.
ARTICLE IX
EVENTS OF DEFAULT
     Section 9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:
     (a) Any Credit Party shall fail to pay (i) any principal of any Loan of such Credit Party or any Reimbursement Obligation of such Credit Party when due or (ii) any interest on any Loan of such Credit Party, any fee or any other Obligation of such Credit Party under this Agreement or under the other Credit Documents within five (5) Business Days after such interest, fee or other amount becomes due in accordance with the terms hereof or thereof; or
     (b) Any Credit Party shall fail to, or fail to cause its Subsidiaries that are subject thereto to, observe, perform or comply with any condition, covenant or agreement applicable to it contained in any of Section 2.13, Section 6.3(d)(i) or Section 6.4(i), Section 6.11, Article VII and Article VIII; or
     (c) Any Credit Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in Section 9.1(a) and (b), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (y) the date on which a Responsible Officer of such Credit Party acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to such Credit Party; or
     (d) Any representation or warranty made or deemed made by or on behalf of any Credit Party in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished at any time in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the time made or deemed made; or
     (e) Platinum Holdings or any of its Subsidiaries shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period or notice provision) (y) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement or a Hedge Agreement) having an aggregate principal Dollar Amount of at least $25,000,000 or (z) any termination or other payment under any Hedge Agreement having a net termination obligation of at least $25,000,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness or Hedge Agreement, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness or Hedge Agreement (or a trustee or agent on its or their behalf) to cause (with or without the giving of notice, lapse of time, or both), without regard to any subordination terms with respect thereto, such Indebtedness or Hedge Agreement to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity; or
     (f) Platinum Holdings or any of its Material Subsidiaries, shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section 9.1(g) below, (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing; or
     (g) Any involuntary petition or case shall be filed or commenced against Platinum Holdings or any of its Material Subsidiaries, seeking liquidation, winding up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding; or
     (h) Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (to the extent not paid or fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has the financial ability to perform and has acknowledged liability in writing) in excess of $25,000,000 shall be entered or filed against any Credit Party or any of their respective properties and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale of such property thereunder; or
     (i) Any ERISA Event shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events then existing, there shall exist a reasonable likelihood that Platinum Holdings or any ERISA Affiliate would incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $25,000,000; or
     (j) Any Insurance Regulatory Authority or other Governmental Authority having jurisdiction shall issue any order of conservation, supervision, rehabilitation or liquidation or any other order of similar effect in respect of any Insurance Subsidiary; or
     (k) At any time, any Subsidiary Credit Party shall cease to be a Wholly Owned Subsidiary of Platinum Holdings other than as otherwise permitted in this Agreement; or
     (l) Any Security Document to which any Account Party is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Administrative Agent a valid and perfected security interest in and Lien upon the Collateral purported to be covered thereby, subject to no Liens other than Liens in favor of the Custodian, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of the Administrative Agent or any Lender, or any Credit Party shall assert any of the foregoing; or the obligations of any Guarantor under Article XII shall for any reason terminate or cease, in whole or in material part, to be a legally valid and binding obligation of each Guarantor or any Guarantor or any Person acting for or on behalf of any of such parties shall contest such validity or binding nature of such guarantee, or any other Person shall assert any of the foregoing, or
     (m) Any of the following shall occur: (i) any Person or group of Persons acting in concert as a partnership or other group, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of Platinum Holdings representing 30% or more of the Total Voting Power of the then outstanding securities of Platinum Holdings ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or (ii) the Board of Directors of Platinum Holdings shall cease to consist of a majority of the individuals who constituted the Board of Directors as of the date hereof or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the Board of Directors of Platinum Holdings as of the date hereof (or their replacements approved as herein required).

     Section 9.2 Remedies; Termination of Commitments, Acceleration, Etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:
     (a) Declare the Commitments and the Issuing Banks’ obligation to issue Letters of Credit to be terminated, whereupon the same shall terminate; provided that, upon the occurrence of a Bankruptcy Event, the Commitments and the Issuing Banks’ obligation to issue Letters of Credit shall automatically be terminated;
     (b) Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Notes and the other Credit Documents, shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrowers (provided that, upon the occurrence of a Bankruptcy Event or an Event of Default pursuant to Section 9.1(j), all of the outstanding principal amount of the Loans and all other amounts described in this subsection (b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrowers);
     (c) Direct each Account Party to deposit (and each such Account Party hereby agrees, forthwith upon receipt of notice of such direction from the Administrative Agent, to deposit) with the Administrative Agent from time to time such additional amount of cash as is equal to 100% of the aggregate Stated Amount of all of such Account Party’s Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have drawn or be entitled at such time to draw thereunder) less the aggregate portion of such Account Party’s Borrowing Base consisting of cash and Cash Equivalents at such time, such amount to be held by the Administrative Agent in such Account Party’s Cash Collateral Account as security for the Letter of Credit Exposure as described in Section 3.8;
     (d) Enforce any or all of the Liens and security interests created pursuant to the Security Documents and/or exercise any of the rights and remedies provided therein;
     (e) Terminate any Letter of Credit or give a notice of nonrenewal in respect thereof if permitted in accordance with its terms; and
     (f) Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.
     Section 9.3 Remedies; Set Off. In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender, each Fronting Bank and each of their respective Affiliates may, and each is hereby authorized at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Credit Parties, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Lender, such Fronting Bank or any such Affiliate to or for the credit or the account of any Credit Party against any or all of the Obligations of such Credit Party now or hereafter existing under this Agreement or any other Credit Documents to such Lender or such Fronting Bank, whether or not such Obligations may be contingent or unmatured. Each Lender and each Fronting Bank agrees promptly to notify the applicable Credit Party and the Administrative Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
ARTICLE X
THE ADMINISTRATIVE AGENT
     Section 10.1 Appointment and Authority. Each of the Lenders (for purposes of this Article, references to the Lenders shall also mean the Fronting Banks) hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have any right as a third party beneficiary of any of such provisions.
     Section 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     Section 10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any Affiliate thereof that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.2 and Section 11.5) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by Platinum Holdings or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     Section 10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a Fronting Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Fronting Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Fronting Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     Section 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 10.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and Platinum Holdings. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Platinum Holdings, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Platinum Holdings and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Platinum Holdings to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Platinum Holdings and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 11.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Section 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
     Section 10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Documentation Agents or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
     Section 10.9 Collateral and Guaranty Matters.
     (a) The Administrative Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time (but without any obligation) to take any action with respect to the Collateral and the Security Documents that may be deemed by the Administrative Agent in its discretion to be necessary or advisable to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.
     (b) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (A) upon termination of the Commitments, termination, expiration or cash collateralization of all outstanding Letters of Credit and payment in full of all of the Obligations then due and payable, (B) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder or under any other Credit Document or to which the Required Lenders have consented in writing or (C) otherwise pursuant to and in accordance with the provisions of any applicable Credit Document. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 10.9(b).
     Section 10.10 Fronting Banks. The provisions of this Article X (other than Section 10.2) shall apply to the Fronting Banks mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Expenses; Indemnity; Damage Waiver.
     (a) Platinum Holdings shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or the Fronting Banks in connection with the Issuance of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Fronting Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit Issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Platinum Holdings shall indemnify the Administrative Agent (and any sub-agent thereof), each Fronting Bank, each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee)(collectively, “Losses”), incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Administrative Agent or any Fronting Bank, as the case may be, to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Credit Party, or any Environmental Claim related in any way to any Credit Party to the extent such Losses arise out of or result from a Credit Extension by an Indemnitee under this Agreement, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) To the extent that Platinum Holdings for any reason fails to indefeasibly pay any amount required under Section 11.1(a) or Section 11.1(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), any Fronting Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Fronting Bank or such Related Party, as the case may be, such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Fronting Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Fronting Bank in connection with such capacity. The obligations of the Lenders under this Section 11.1(c) are subject to the provisions of Section 2.3(d).
     (d) To the fullest extent permitted by applicable law, each Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through SyndTrak or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.
     (e) All amounts due under this Section shall be payable by the applicable Credit Party upon demand therefor.
     Section 11.2 Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.
     (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL (EXCEPT AS MAY BE EXPRESSLY OTHERWISE PROVIDED IN ANY CREDIT DOCUMENT) BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES); PROVIDED THAT EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR APPLICATION THEREFOR OR, IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES OF THE INTERNATIONAL CHAMBER OF COMMERCE, AS IN EFFECT FROM TIME TO TIME (THE “ISP”), AND, AS TO MATTERS NOT GOVERNED BY THE ISP, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).
     (b) EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND

UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY FRONTING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN Section 11.2(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 11.4. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     Section 11.3 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     Section 11.4 Notices; Effectiveness; Electronic Communication.
     (a) Except in the cases of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.4(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
     (i) if to any Credit Party, the Administrative Agent, or any Fronting Bank, to it at the address (or telecopier number) specified for such person on Schedule 1.1(a); and
     (ii) if to any Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.4(b) shall be effective as provided in Section 11.4(b).
     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or each Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or other communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (except that each Lender need not give notice of any such change to the other Lenders in their capacities as such).
     Section 11.5 Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by any Credit Party from, any provision of this Agreement or any other Credit Document shall be effective unless in a writing signed by the Required Lenders (or by the Administrative Agent at the direction or with the consent of the

Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:
     (a) increase the Commitment of any Lender without the written consent of such Lender;
     (b) reduce the principal amount of any Loan or the amount of any Reimbursement Obligation of any Account Party in respect of any L/C Disbursement or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby;
     (c) postpone the scheduled date of payment of the principal amount of any Loan or for reimbursement of any L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or any Letter of Credit (other than an extension thereof pursuant to an “evergreen provision”), without the written consent of each Lender directly affected thereby;
     (d) change or waive any provision of Section 2.14, any other provision of this Agreement or any other Credit Document requiring pro rata treatment of any Lenders, or this Section 11.5 without the consent of each Lender;
     (e) release any of the Guarantors from any of their guarantee obligations under Article XII without the written consent of each Lender;
     (f) change the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent;
     (g) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) from the Liens under all of the Security Documents without the consent of each Tranche 2 Lender;
     (h) modify the definitions in Section 1.1 of “Required Tranche 1 Lenders” or amend, modify or waive any condition precedent to any Borrowing of Loans set forth in Section 4.2 (including in connection with any waiver of an existing Default or Event of Default) without the consent of the Required Tranche 1 Lenders;
     (i) modify the definitions in Section 1.1 of “Borrowing Base”, “Eligible Collateral”, “Eligible Percentage”, “Required Tranche 2 Lenders” or Schedule 1.1(b) without the consent of the Required Tranche 2 Lenders;

     (j) change, waive, discharge or terminate any Security Document unless each such change, waiver, discharge or termination is in writing signed by each applicable Account Party and the Required Tranche 2 Lenders; and
     (k) unless agreed to by the Fronting Banks or the Administrative Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Fronting Banks or the Administrative Agent, as applicable, hereunder or under any of the other Credit Documents.
     Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     Section 11.6 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.6(b), (ii) by way of participation in accordance with the provisions of Section 11.6(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may, and, if demanded by Platinum Holdings pursuant to Section 2.18, shall at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Credit Extensions (including for purposes of this Section 11.6(b), participations in Participated Letters of Credit) at the time owing to it); provided that:
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Credit Extensions at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Credit Extensions of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, Platinum Holdings otherwise consents (each such consent not to be unreasonably withheld or delayed);
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Credit Extensions and/or its Tranche 1 Commitment and Tranche 2 Commitment so assigned;
     (iii) any such assignment must be approved by the Administrative Agent and the Fronting Banks and (so long as no Default or Event of Default has occurred and is continuing) Platinum Holdings, each such consent not to be unreasonably withheld or delayed, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
     (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.6(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.15(a), Section 2.15(b), Section 2.16, Section 2.17 and Section 11.1 (and subject to the obligations thereof) with respect to facts and circumstances occurring prior to the effective date of such assignment; PROVIDED, HOWEVER, THAT NO LENDER MAY ASSIGN ANY OBLIGATION UNDER A SYNDICATED LETTER OF CREDIT UNLESS SUCH SYNDICATED LETTER OF CREDIT IS EITHER AMENDED OR RETURNED BY THE BENEFICIARY AND REISSUED BY THE ADMINISTRATIVE AGENT, REMOVING OR AMENDING, AS THE CASE MAY BE, THE ASSIGNING LENDER’S PERCENTAGE OBLIGATIONS AND REPLACING OR AMENDING THE SAME WITH A PERCENTAGE OBLIGATIONS OF THE ELIGIBLE ASSIGNEE. If requested by or on behalf of the Eligible Assignee, each Borrower, at its own expense, will execute and deliver to the Administrative Agent a new Note or Notes to the order of the Eligible Assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), as necessary to reflect, after giving effect to the assignment, the Commitments and/or outstanding Loans, as the case may be, of the Eligible Assignee and (to the extent of any retained interests) the assigning Lender. Any Lender who has requested a Note will return cancelled Notes to the applicable Borrower. At the time of each assignment pursuant to this Section 11.6 to a Lender not already a Lender hereunder, such Lender shall provide to the applicable Borrowers and the Administrative Agent such documentation required pursuant to Section 2.16(e) hereof. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section

11.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.6(d).
     (c) The Administrative Agent, acting solely for this purpose as an agent of the Credit Parties, shall maintain at its address for notices referred to in Schedule 1.1(a) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Credit Parties and the Fronting Banks, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Any Lender may at any time, without the consent of, or notice to, Platinum Holdings or the Administrative Agent, sell participations to any Person (other than a natural person or a Credit Party or any Affiliates or Subsidiaries of a Credit Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Credit Extensions (including such Lender’s participations in Participated Letters of Credit) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.6(a), Section 11.6(b), or Section 11.6(c), that affects such Participant. Subject to Section 11.6(e), the Credit Parties agree that each Participant shall be entitled to the benefits of Section 2.15(a), Section 2.15(b), Section 2.16, and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b).
     (e) A Participant shall not be entitled to receive any greater payment under Section 2.15(a), Section 2.15(b) or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Platinum Holdings. A Participant shall not be entitled to the benefits of Section 2.16 unless Platinum Holdings is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Credit Parties, to comply with Section 2.16(e) as though it were a Lender, and Section 2.16(e) shall be read accordingly.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.
     (h) Any Lender or Participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section 11.6, disclose to the Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledgee any information relating to Platinum Holdings and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 11.11.
     (i) Notwithstanding anything to the contrary contained herein, if any Fronting Bank assigns all of its Commitments and Credit Extensions in accordance with this Section 11.6, such Fronting Bank may, and shall upon written notice received from Platinum Holdings, resign as a Fronting Bank upon written notice to Platinum Holdings and the Lenders or the receipt of such written notice from Platinum Holdings. Upon any such written request or notice of resignation, Platinum Holdings shall have the right to appoint from among the Lenders a successor Fronting Bank; provided that no failure by Platinum Holdings to make such appointment shall affect the resignation of such Fronting Bank. Such Fronting Bank shall retain all of the rights and obligations of a Fronting Bank hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation and all obligations of the Account Parties and the Lenders with respect thereto (including the right to require the Lenders to fund participation interests pursuant to Article III).
     Section 11.7 No Waiver. The rights and remedies of the Administrative Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any Credit Party, the Administrative Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

     Section 11.8 Survival. All representations, warranties and agreements made by or on behalf of any Credit Party in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof, the making and repayment of the Loans and the Issuance and repayment of the Letters of Credit. In addition, notwithstanding anything herein to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of costs and expenses, including, without limitation, the provisions of Section 2.15(a), Section 2.15(b), Section 2.16, Section 2.17, and Section 11.1, shall survive the payment in full of all Credit Extensions, the termination of the Commitments and all Letters of Credit, and any termination of this Agreement or any of the other Credit Documents.
     Section 11.9 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.
     Section 11.10 Construction. The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.
     Section 11.11 Confidentiality. Each of the Administrative Agent, the Lenders and the Fronting Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Credit Party and its obligations (g) with the consent of Platinum Holdings or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Fronting Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Platinum Holdings or any of its Subsidiaries or Affiliates or any other party hereto.
For purposes of this Section, “Information” means all information received from the Credit Parties relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Fronting Bank on a nonconfidential basis prior to disclosure by any Credit Party, provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 11.12 Judgment Currency. If, for the purposes of obtaining judgment in any court or in respect of any tender made by any Credit Party, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given or such tender is made. The obligation of any Credit Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any tender or judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum received or adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, the applicable Credit Party agrees, as a separate obligation and notwithstanding any such judgment or tender, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the applicable Credit Party (or to any other Person who may be entitled thereto under applicable law).
     Section 11.13 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except for the Fee Letter). Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 11.14 Disclosure of Information. Platinum Holdings agrees and consents to the Administrative Agent’s and the Arranger’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.
     Section 11.15 USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the names and addresses of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the PATRIOT Act.
     Section 11.16 Effectiveness of the Amendment and Restatement; Existing Credit Agreement. This Agreement shall become effective on the Restatement Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Until this Agreement becomes effective, the Existing Credit Agreement shall remain in full force and effect and shall not be affected hereby. After the Restatement Effective Date, all obligations of each Credit Party under the Existing Credit Agreement shall become obligations of such Credit Party hereunder, secured by the Liens granted under the Security Documents, the provisions of the Existing Credit Agreement shall be superseded by the provisions hereof. Except as otherwise expressly stated hereunder, the term of this Agreement is for all purposes deemed to have commenced on the Restatement Effective Date.
ARTICLE XII
THE GUARANTY
     Section 12.1 The Guaranty.
     (a) In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the proceeds of the Loans and the issuance of the Letters of Credit, the Guarantors hereby unconditionally, absolutely and irrevocably guarantee, as primary obligors and not merely as surety, the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all Obligations of each of the other Credit Parties under the Credit Documents including, without limitation, the principal of and interest on the Loans and Reimbursement Obligations owing by such other Credit Parties pursuant to this Agreement. This Guaranty is a guaranty of payment and not of collection. Upon failure by any Credit Party to pay punctually any such amount, the Guarantors agree to pay forthwith on demand the amount not so paid at the place and in the manner specified in this Agreement.
     Section 12.2 Guaranty Unconditional. The obligations of the Guarantors under this Article XII shall be unconditional, absolute and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
     (i) any extension, renewal, settlement, compromise, waiver or release (including with respect to any Collateral) in respect of any obligation of any other obligor under any of the Credit Documents, by operation of law or otherwise;

     (ii) any modification or amendment of or supplement to any of the Credit Documents;
     (iii) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Credit Documents;
     (iv) any change in the corporate existence, structure or ownership of any obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Credit Documents;
     (v) the existence of any claim, set-off or other rights which any obligor may have at any time against any other obligor, the Administrative Agent, any Fronting Bank, any Lender or any other corporation or person, whether in connection with any of the Credit Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
     (vi) any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Credit Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of principal, interest or any other amount payable under any of the Credit Documents;
     (vii) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any obligation of the Lenders’ rights with respect thereto; or
     (viii) any other act or omission to act or delay of any kind by any obligor, the Administrative Agent, any Fronting Bank, any Lender or any other corporation or person or any other circumstance whatsoever (other than the defense of payment) which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantors’ obligations under this Article XII.
     Section 12.3 Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. The Guarantors’ obligations under this Article XII shall remain in full force and effect until the commitments of the Lenders hereunder shall have terminated, no Letters of Credit shall be outstanding and all Obligations payable by the other Credit Parties under the Credit Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any Obligation payable by a Credit Party under the Credit Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party or otherwise, the Guarantors’ obligations under this Article XII with respect to such payment shall be reinstated as though such payment had been due but not made at such time.
     Section 12.4 Waiver by the Guarantors. The Guarantors irrevocably waive acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person. The Guarantors warrant and agree that each waiver set forth in this Section 12.4 is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.

     Section 12.5 Subrogation. The Guarantors hereby unconditionally and irrevocably agree not to exercise any rights that they may now have or hereafter acquire against any other Credit Party, or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other Credit Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against any other Credit Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Credit Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all Obligations payable under this Agreement shall have been paid in full in cash, no Letters of Credit shall be outstanding and the commitments of the Lenders hereunder shall have expired or been terminated. If any amount shall be paid to the Guarantors in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all amounts payable under this Guaranty, and (b) the Final Expiry Date, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of the Guarantors and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Documents, or to be held as collateral for any amounts payable under this Guaranty thereafter arising. If (i) the Guarantors shall make payment to any Lender of all or any amounts payable under this Guaranty, (ii) all amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the Final Expiry Date shall have occurred, the Lenders will, at the Guarantors’ request and expense, execute and deliver to the Guarantors appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantors of an interest in the obligations resulting from such payment made by the Guarantors pursuant to this Guaranty.
     Section 12.6 Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Credit Party under any of the Credit Documents is stayed upon the insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantors under this Article XII forthwith on demand by the Administrative Agent made at the request of the Required Lenders.
     Section 12.7 Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all Obligations payable under this Agreement and (ii) the Final Expiry Date, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 11.6(b).

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

PLATINUM UNDERWRITERS HOLDINGS, LTD.
By:	/s/ Joseph F. Fisher
Name:	Joseph F. Fisher
Title:	Executive Vice President and Chief Financial Officer

PLATINUM UNDERWRITERS BERMUDA, LTD.
By:	/s/ Allan C. Decleir
Name:	Allan C. Decleir
Title:	Senior Vice President, Chief Financial Officer and Secretary

PLATINUM UNDERWRITERS REINSURANCE, INC.
By:	/s/ H. Elizabeth Mitchell
Name:	H. Elizabeth Mitchell
Title:	President

PLATINUM RE (UK) LIMITED
By:	/s/ Russell Worsley
Name:	Russell Worsley
Title:	Finance Director and Company Secretary

PLATINUM UNDERWRITERS FINANCE, INC.
By:	/s/ Joseph F. Fisher
Name:	Joseph F. Fisher
Title:	Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO PLATINUM UNDERWRITERS HOLDINGS, LTD.
AMENDED AND RESTATED CREDIT AGREEMENT

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Fronting Bank and as a Lender
By:	/s/ Karen Hanke
Name:	Karen Hanke
Title:	Director

SIGNATURE PAGE TO PLATINUM UNDERWRITERS HOLDINGS, LTD.
AMENDED AND RESTATED CREDIT AGREEMENT

CITIBANK, N.A., as a Documentation Agent, Fronting Bank and a Lender
By:	/s/ Peter Bickford
Name:	Peter Bickford
Title:	Managing Director

SIGNATURE PAGE TO PLATINUM UNDERWRITERS HOLDINGS, LTD.
AMENDED AND RESTATED CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION, as a Documentation Agent and a Lender
By:	/s/ Daniel Serrao
Name:	Daniel Serrao
Title:	Senior Vice President

SIGNATURE PAGE TO PLATINUM UNDERWRITERS HOLDINGS, LTD.
AMENDED AND RESTATED CREDIT AGREEMENT

BAYERISCHE HYPO-UND VEREINSBANK AG, as a Documentation Agent and a Lender
By:	/s/ Paul M. Dolan
Name:	Paul M. Dolan
Title:	Director

By:	/s/ Michael A. Imperiale
Name:	Michael A. Imperiale
Title:	Director

SIGNATURE PAGE TO PLATINUM UNDERWRITERS HOLDINGS, LTD.
AMENDED AND RESTATED CREDIT AGREEMENT

ING BANK N.V., LONDON BRANCH, as a Documentation Agent and a Lender
By:	/s/ N.J. Marchant
Name:	N.J. Marchant
Title:	Director

By:	/s/ M.E.R. Sharman
Name:	M.E.R. Sharman
Title:	Director

SIGNATURE PAGE TO PLATINUM UNDERWRITERS HOLDINGS, LTD.
AMENDED AND RESTATED CREDIT AGREEMENT

COMERICA BANK, as a Lender
By:	/s/ Chatphet Saipetch
Name:	Chatphet Saipetch
Title:	Vice President

SIGNATURE PAGE TO PLATINUM UNDERWRITERS HOLDINGS, LTD.
AMENDED AND RESTATED CREDIT AGREEMENT